Exhibit 10.1

EXECUTION VERSION

Investment Agreement

between

Amon Gas Holding AS

(as Existing Shareholder),

Navigator Gas Invest II Limited

(as Investor)

and

Amon Shipholding AS (tbr Navigator Amon Shipping AS)

(as Company)

regarding the investment in the Company

14 July 2025

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8.	Representations and warranties of the Investor		20
	8.1	Organisation	20
	8.2	Power and authority	20
	8.3	No violation or conflict	21
	8.4	Consents and approvals	21
	8.5	No knowledge of breach	21
9.	Compensation		21
	9.1	Compensation by the Existing Shareholder	21
	9.2	Time limits for bringing claims	22
	9.3	Limitation of liability of the Existing Shareholder	22
	9.4	No limitations	23
	9.5	Indemnity for Leakages	23
10.	Miscellaneous		23
	10.1	Confidentiality	23
	10.2	Public announcements	23
	10.3	Severability	24
	10.4	Entire agreement; amendments	24
	10.5	No right of rescission, termination, or reversal	24
	10.6	Notices	24
	10.7	Expenses	25
	10.8	Assignment	25
	10.9	Counterparts	25
	10.10	Governing law	25
	10.11	Dispute resolution	25

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Schedules

Schedule (D)	Form of SHA

Schedule 1.322	Form of Leakage Statement

Schedule 2.1.1(b)	Investment and Share Issues calculation

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This investment agreement (the Agreement) is entered into on 14 July 2025 (the Signing Date) between:

(1)	Amon Gas Holding AS, a Norwegian private limited liability company with registration no. 929 535 359 (the Existing Shareholder);

(2)	Navigator Gas Invest II Limited, a limited company incorporated in England and Wales, with registration no. 16575144 (the Investor), and

(3)	Amon Shipholding AS (tbr Navigator Amon Shipping AS), a Norwegian private limited liability company with registration no. 935 640 768 (the Company),

each a Party, and collectively the Parties.

Background

(A)	As of the date hereof, the Existing Shareholder owns 100% of the share capital in the Company, consisting of 3,000 shares, each with a nominal value of NOK 30 (the Existing Shares).

(B)

The Company is the parent company and the sole owner of Amon Gas AS, a Norwegian private limited liability company with registration no. 933 101 398, which is the buyer under the shipbuilding contract for the vessel with hull. no. S1147 dated 17 June 2025 (Vessel 1) and Amon Gas II AS, a Norwegian private limited liability company with registration no. 934 053 591, which is the buyer under the shipbuilding contract for the vessel with hull no. S1148 also dated 17 June 2025 (Vessel 2) (the ship owning entities are together referred to as the SPVs, and the shipbuilding contracts as the SBCs).

(C)

To finance the obligations under the SBCs, the Existing Shareholder and the Investor have agreed to subscribe for new shares in the Company in tranches and the Company has agreed to issue those new shares, subject to the terms and conditions of this Agreement.

(D)

In connection with the Investment, the Parties will enter into a shareholders’ agreement governing the Existing Shareholder’s and the Investor’s relationship as shareholders of the Company (the SHA), the form of which is attached hereto as schedule (D).

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

For the purposes of this Agreement, the following capitalised terms shall have the following meanings when used herein:

1.1	Accounting Principles means, in respect of a Group Company, the generally accepted accounting principles in Norway.

1.2

Accounts means in respect of the Company and the SPVs, where applicable, its respective annual accounts, consisting of the profit and loss account, the balance sheet, statement of cash flow and the notes thereto, for the financial year ended on 31 December 2024.

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1.3

Affiliate means, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, and Affiliated shall have a correlating meaning.

1.4	Agreement means this Agreement, including all schedules and appendices attached to it.

1.5

Applicable Law means any applicable statute, law (including common law), regulation, judgment, order, directive or other governmental regulation or restriction or any similar form or decision of, or determination by, or any interpretation or administration having the force of law of any of the foregoing, by any government entity, whether in effect as of the date of this Agreement or thereafter, including, where applicable, the rules and regulations of any relevant securities exchange).

1.6	Business Day means any day (excluding a Saturday or a Sunday) when banks are open for general banking business in Norway, United States of America, and the United Kingdom.

1.7	Claim Notice shall have the meaning ascribed to such term in clause 9.2.1.

1.8	Closing shall have the meaning ascribed to such term in clause 6.1.

1.9	Closing Date shall have the meaning ascribed to such term in clause 6.1.

1.10	Company shall have the meaning ascribed to such term in the preamble hereof.

1.11

Company’s Bank Account means the Company’s bank account, which details (including IBAN and Swift) shall be provided by the Existing Shareholder to the Investor in writing no later than three (3) Business Days prior to Closing.

1.12	Compensation Shares means additional Shares issuable to the Investor as compensation for breach of the Existing Shareholder’s Warranties pursuant to clause 7.

1.13

Control means with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the equity securities or votes of such Person exercisable at general meetings of such Person on all or substantially all matters, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person, (c) the right to manage, or direct the management of, on a discretionary basis the business or assets of such Person on all or substantially all matters, or (d) without limiting any other clause of this definition, if applicable to such Person (even if such Person is a limited partnership), where such undertaking is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership (and the terms Controlling and Controlled shall have correlating meanings).

1.14	Corporate Services Agreement means the agreement pursuant to which the Investor (or any of its Affiliates) shall provide or cause to be provided certain corporate services to the Company.

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1.15

Data Room Documents means the information and documentation made available prior to the Signing Date in the virtual data room established in connection with the transaction contemplated by this Agreement and maintained by Admincontrol.

1.16	Disclosed Information means the information made available to the Investor in the Data Room Documents.

1.17

Encumbrance means any mortgage, charge, pledge, lien, option, encumbrance or other security interest of any kind, retention of title, right of first refusal or option agreement or any other agreement or right having similar effect, and, with respect to any shares or equity securities, any restriction on use, voting, transfer, receipt of income or other attribute of ownership.

1.18	ENOVA Grants means, collectively, the two grants issued by Enova SF in favour of the Group, each in a maximum amount of NOK 90,000,000.

1.19

Environmental Law means any Applicable Law relating to the pollution or the protection of the environment or to the protection of human health or human safety or any other organisms supported by the environment.

1.20	Environmental Permit means any permit required or issued under any Environmental Laws.

1.21	Existing Shares shall have the meaning ascribed to such term in the preamble hereof.

1.22	Existing Shareholder shall have the meaning ascribed to such term in the preamble hereof.

1.23	Existing Shareholder’s Warranties means the warranties set out in clause 7.

1.24

Fairly Disclosed means any matter clearly and sufficiently disclosed in the Disclosed Information in such a manner that a prudent and professional investor could reasonably be expected to be able to identify and assess the relevance and magnitude of such fact, matter, circumstance, risk, occurrence or event and the potential consequences and impact of the same, and to determine if it constitutes a breach of the Existing Shareholder’s Warranties.

1.25	First Share Issue shall have the meaning ascribed to such term in clause 2.1.2(a).

1.26

Governmental Body means any political subdivision or jurisdiction of any nature, any government or governmental authority of any nature, any multinational organisation or body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

1.27	Group shall mean the Company and the SPVs and Group Company shall mean any of the Company and the SPVs.

1.28

Intellectual Property means patents, trademarks, trade and business names, brands, designs, logos, inventions, copyright-protected material and other confidential or proprietary information or similar intellectual property rights, whether registered or not, including any registration or application for registration of such rights.

1.29	Investment shall have the meaning ascribed to such term in clause 2.1.1.

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1.30	Investor shall have the meaning ascribed to such term in the preamble hereof.

1.31	Leakage means:

(a)

any payment or transfer of any kind from a Group Company to the Existing Shareholder or any Affiliates of the Existing Shareholder, whether by way of management fees, bonuses, dividend payment, group contribution, capital reduction, return of capital, repurchase of shares, transfer of assets, waiver of any amount owed or the assumption of any liability;

(b)

any payment of costs, fees or bonuses by a Group Company to any Person in connection with or otherwise related to the Investment, the entering into of this Agreement or the transactions contemplated hereby; and

(c)	any agreement or undertaking in respect of (a) or (b) above,

but does not include any Permitted Leakage.

1.32	Leakage Statement means an overview of any Leakage prepared by the Existing Shareholder in the form set out in schedule 1.32.

1.33	Locked Box Date means 31 December 2024.

1.34	Long Stop Date means 16 July 2025.

1.35	Loss shall have the meaning ascribed to such term in clause 9.1.1.

1.36	NOK shall mean Norwegian kroner.

1.37

Owned shall mean where any Person, directly or indirectly, owns a 50% or greater interest in any other Party, individually or in the aggregate, without need to prove any form of joint arrangement between said parties or that the shares are held jointly.

1.38	Party and Parties shall have the meanings ascribed to such terms in the preamble hereof.

1.39	Permitted Leakage means any of the following payments:

(a)	any matter which the Existing Shareholder and the Investor agree in writing shall be Permitted Leakage;

(b)	any Taxes or administrative charges payable by a Group Company arising in connection with ENOVA Grants;

(c)	all reasonable and appropriate legal and financial/accounting costs accrued by a Group Company as from 19 June 2025.

1.40	Person means any natural or legal person of any kind, including any joint venture, partnership and co-ownership.

1.41	Pre-Money Valuation shall have the meaning ascribed to such term in clause 2.1.3.

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1.42	Sale of Goods Act means the Norwegian Sale of Goods Act of 13 May 1988 no. 27.

1.43	SBCs shall have the meaning ascribed to such term in recital (B) hereof.

1.44	Subsequent Share Issues shall have the meaning ascribed to such term in clause 2.1.2(b).

1.45	SHA shall have the meaning ascribed to such term in recital (D) hereof.

1.46	Share Issues shall have the meaning ascribed to such term in clause 2.1.2.

1.47	Shares means the shares making up the share capital of the Company from time to time.

1.48	Signing Date shall have the meaning ascribed to such term in the preamble hereof.

1.49	SPVs shall have the meaning ascribed to such term in recital (B) hereof.

1.50

Taxes means any tax, duty, levy, social security contribution, charge and withholding, however denominated, having the character of taxation, including any tax on gross or net income, profits or gains, taxes on sales, use, transfer, value added and personal property and social security taxes and any interest, penalties or additional tax that a Group Company may be required to pay, withhold or collect.

1.51	Title and Capacity Warranties means the Existing Shareholder’s Warranties set out in clauses 7.1 through 7.5 (inclusive).

1.52	USD means United States dollars.

1.53	VAT shall mean any value added tax, or any tax of a similar nature, imposed in any relevant jurisdiction from time to time (including any related interest, penalties or additional amounts).

1.54	Vessels shall mean Vessel 1 and Vessel 2 together, and Vessel shall mean each of them.

1.55	Vessel 1 shall have the meaning ascribed to such term in recital (B) hereof.

1.56	Vessel 2 shall have the meaning ascribed to such term in recital (B)

1.57

Warrantor’s Knowledge means the actual knowledge of André Risholm, André Moe Bakke, Endre Glastad, Mads Haavardsholm, Peder Nicolai Jarlsby and Steinar Kostøl, or the knowledge any such Persons should have had after due and careful inquires.

2.	The Investment

2.1	The Share Issues

2.1.1	Subject to the terms and conditions of this Agreement, the Existing Shareholder and the Investor commits to the following investment (the Investment):

(a)	the Existing Shareholder commits to make equity contributions to the Company in an aggregate amount of USD 4,000,000; and

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(b)	the Investor commits to make equity contributions to the Company in an aggregate amount of USD 35,000,000.

2.1.2	The Investment will be carried out through the following share issues (the Share Issues):

(a)

USD 18,200,000 shall be contributed in cash by way of the Existing Shareholder contributing USD 4,000,000 in cash in exchange of 2,400 Shares and the Investor contributing USD 14,200,000 in cash in exchange of 8,520 Shares (the First Share Issue) to cover the 1st instalments under the SBCs and working capital requirements; and

(b)

The Investor shall further contribute USD 20,800,000 in cash in exchange of 12,480 shares (the Subsequent Share Issues) to cover the relevant instalments under the SBCs in one or more instalments, as and when required from time to time.

Further details of the calculation are set out in schedule 2.1.1(b).

2.1.3

The subscription amount in the Share Issues shall be settled in USD by way of a contribution in kind and the subscription price in NOK shall reflect the applicable NOK:USD exchange rate published by Norges Bank the Business Day before the respective Share Issue.

2.1.4

The Share Issues are all based on a pre-money valuation of the Company of USD 5,000,000, of which USD 2,500,000 is allocated to each Vessel (the Pre-Money Valuation), resulting in a share price for each Share of USD 1,667.

2.1.5

The amount of USD 20,800,000 for the Subsequent Share Issues is based on the Company obtaining external commercial bank finance to fund construction of the Vessels with a loan to value of 70%. If the loan portion is increased, the Investor and Existing Shareholder shall in good faith discuss whether the Parties’ equity commitments shall be reduced accordingly.

2.1.6

In the event that the Company successfully obtains pre-delivery external commercial bank financing to fund the construction of the Vessels, the Parties agree to discuss, and if deemed appropriate, to agree on a share capital reduction with a view to returning all or part of the equity contributions made the Investor and/or the Existing Shareholder in connection with the First Share Issue.

2.1.7

Upon completion of the Share Issues, and provided that no further share issues occur and no adjustments are triggered under Clause 2.3, the Investor will own approximately 79.5% of the Company, while the Existing Shareholder will own approximately 20.5%.

2.2	Timing of the Share Issues

2.2.1	The First Share Issue shall be made on (or as soon as practically possible upon)Closing.

2.2.2

The Subsequent Share Issues shall be made in due time prior to the Group’s payment of the relevant instalment under the SBCs, respectively. The Company shall issue a capital call for each such Share Issue in accordance with the SHA.

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2.3	Enova Grants

2.3.1

The Pre-Money Valuation is based on an assumption that the Group receives the full amount under the Enova Grants for each Vessel, representing NOK 90,000,000 per Vessel. If the amounts received by the Group is lower, the distribution of ownership between the Existing Shareholder and the Investor shall be adjusted to reflect a pro rata reduction of the Pre-Money Valuation. By way of example:

(a)	If the ENOVA Grant received is 10% lower than the amount of NOK 90,000,000 per vessel, the pre-money valuation of USD 2,500,000 per vessel will be adjusted by 10%, i.e. to USD 2,250,000.

2.3.2

Any adjustment in ownership pursuant to clause 2.2.2 shall be carried out at such point in time at which it becomes clear, based on the terms of the ENOVA Grants, that a shortfall has or will occur, and effected by way of a transfer of Shares from the Existing Shareholder to the Investor at no cost to the Investor and formalised in a short form share transfer agreement.

2.3.3

If it, based on the terms of the ENOVA Grants and/or any communication from Enova SF, becomes clear that the Group will not receive any funding under the ENOVA Grants and the unadjusted Pre-Money Valuation is consequently reduced to NOK zero (0), the Investor shall have a right, but not an obligation, to acquire any Shares held by the Existing Shareholder at such point in time at a price equal to the aggregate cash contribution provided by the Existing Shareholder in the Share Issues or for NOK zero (0) if no such contribution has been provided by the Existing Shareholder. Any sale of Shares pursuant to this clause 2.3.3 shall be effected in accordance with clause 16.3 of the SHA.

3.	Conditions precedent

3.1	Conditions for the benefit of the Investor

The Closing is subject to the following conditions being satisfied at or before Closing, which conditions are for the exclusive benefit of the Investor and may be fully or partly waived by the Investor in its sole discretion:

(a)	Closing shall not be prohibited by Applicable Law or a final and non-appealable order or injunction by a competent court of law; and

(b)

the Existing Shareholder shall not be in material breach (which has not been remedied) of its obligations (including, for the avoidance of doubt, the Existing Shareholder’s Warranties) under this Agreement to be performed or complied with by the Existing Shareholder at or before the Closing Date.

3.2	Conditions for the benefit of the Existing Shareholder

The Closing is subject to the following conditions being satisfied at or before Closing, which conditions are for the exclusive benefit of the Existing Shareholder and may be fully or partly waived by the Existing Shareholder in its sole discretion:

(a)	Closing shall not be prohibited by Applicable Law or a final and non-appealable order or injunction by a competent court of law; and

(b)

the Investor shall not be in material breach (which has not been remedied) of its obligations (including, for the avoidance of doubt, the representations and warranties in clause 8) under this Agreement to be performed or complied with by the Investor at or before the Closing Date.

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3.3	General covenant related to the conditions precedent

3.3.1

The Investor shall use its reasonable commercial efforts to ensure satisfaction of and compliance with each of the conditions set forth in clause 3.1, and the Existing Shareholder shall use its reasonable commercial efforts to ensure satisfaction of and compliance with each of the conditions set forth in clause 3.2, in each case as soon as reasonably possible.

3.3.2

The Parties acknowledge that time is of the essence and shall provide mutual assistance so that all consents, approvals or actions, which are required in order to satisfy the conditions set forth in clauses 3.1 and 3.2 in an expeditious and timely manner, so that the Closing may be completed as soon as possible after the Signing Date and within the Long Stop Date.

4.	Termination

4.1	Termination events

This Agreement may be terminated and the Investment may be abandoned at any time prior to Closing:

(a)	by mutual written consent of each of the Existing Shareholder and the Investor;

(b)	by written notice by each of the Existing Shareholder and the Investor if there has been a material breach of the Agreement by the other Party; and

(c)

by written notice by the Investor to the Existing Shareholder or by written notice by the Existing Shareholder to the Investor, if the Closing has not occurred (other than through the fault of the party seeking to terminate this Agreement) by the Long Stop Date.

4.2	Rights on termination

If this Agreement is terminated pursuant to clause 4.1, all further obligations of the Parties under or pursuant to this Agreement shall terminate and have no further effect and neither Party shall have any claim against the other under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement), provided, however, that the obligations of the Parties contained in clause 10 shall survive such termination.

5.	Pre-Closing covenants

5.1	Conduct of business of the Group Companies prior to the Closing Date

5.1.1

Except as (i) contemplated by this Agreement; (ii) approved by the Investor in writing (such approval not to be unreasonably withheld or delayed); or (iii) required by Applicable Law, between the Signing Date and Closing, the Existing Shareholder shall, to the extent permissible under Applicable Law, cause the Group Companies to:

(a)	conduct their business only in the ordinary course of business and in all respects in accordance with the terms of the ENOVA Grants; and

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(b)	refrain from:

(i)

making amendments to its organisational documents, changing the number of authorised or issued shares, directly or indirectly redeeming, purchasing, or otherwise acquiring any of its own shares or effecting a split, reclassification, or other change in or of any of its shares;

(ii)	issuing options, warrants or other similar rights to acquire shares;

(iii)	entering into any contract or otherwise accruing any liability, whether actual, contingent or otherwise, nor waiving, releasing or assigning any right; and

(iv)	making or taking any decision or action which may prejudice or otherwise adversely affect the Group Companies’ outlook of receiving funds under the ENOVA Grants.

5.1.2

The Existing Shareholder shall request the consent of the Investor to any deviations from clause 5.1.1 in writing, and such consent shall not be unreasonably withheld or delayed, provided that any failure on the part of the Investor to respond to any such request shall not be considered as a consent to or waiver of the Investor’s rights pursuant to clause 5.1.1.

5.2	Notification

Between the Signing Date and the Closing, each Party shall promptly notify the other Party in writing if it becomes aware of anything that may reasonably be expected to make the satisfaction of the conditions in clause 3 impossible or delayed beyond the Long Stop Date.

5.3	Leakage Statement

No earlier than four (4) Business Days and no later than prior to Closing, the Existing Shareholder shall deliver the Leakage Statement to the Investor.

6.	Closing

6.1	Time and place

6.1.1

The consummation of the First Share Issue (the Closing) is subject to the satisfaction or waiver of the conditions set out in clause 3 and shall be carried out by an exchange of electronic documents arranged by Advokatfirmaet BAHR AS at 10:00 (Oslo time) on the second Business Day after all of the conditions set forth in clause 3 are satisfied or waived (other than conditions that by their nature are to be satisfied at Closing, but subject to their satisfaction at such time), or at such other place, time or date as the Parties may agree in writing (the Closing Date).

6.1.2

All proceedings to take place at Closing in accordance with clauses 6.2 and 6.3 shall be deemed to take place simultaneously, and no transfer shall be deemed complete until all such proceedings have been completed.

6.1.3

The Parties shall execute a closing memorandum confirming that all conditions precedent set out in clause 3 and other pre-Closing actions set out elsewhere in the Agreement have been satisfied or waived and that all Closing actions in clause 6 have been taken.

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6.2	The Existing Shareholder’s Closing obligations

At Closing, the Existing Shareholder shall:

(a)

procure that an extraordinary general meeting of the Group Companies are held, whereby it is resolved to (i) issue the shares in the First Share Issue (with full economic and voting rights as of the time of subscription), (ii) elect a board of directors of the Group Companies in accordance with the SHA and (iii) change the Company’s name to Navigator Amon Shipping AS;

(b)	provide evidence of the Existing Shareholder’s having subscribed for the shares allocated to the Existing Shareholder in the minutes referenced in clause (a);

(c)	transfer the amount of any Leakage set out in the Leakage Statement to the Company’s Bank Account and provide evidence of the same;

(d)	deliver to the Investor an electronic copy of the Data Room Documents;

(e)	deliver to the Investor a copy of the SHA signed by it and the Company; and

(f)

deliver to the Investor an updated shareholders’ register of the Company, evidencing that the Investor has been entered as the holder of the shares to be issued to the Investor in First Share Issue free and clear of any Encumbrances.

6.3	The Investor’s Closing obligations

At Closing, the Investor shall:

(a)	provide evidence of the Investor having subscribed for the shares allocated to the Investor in the minutes referenced in clause 6.2(a); and

(b)	deliver to the Existing Shareholder a copy of the SHA signed by it.

6.4	Post-Closing obligations

6.4.1

As soon as practically possible upon Closing, the Company shall procure that the resolutions adopted pursuant to clauses 6.2(a) above, including the subscriptions, are registered with the Norwegian Register of Business Enterprises (Nw: Foretaksregisteret).

6.4.2	As soon as practically possible upon Closing, the Existing Shareholder shall:

(a)	provide evidence of the Existing Shareholder having transferred the relevant portion of the cash contribution in the First Share Issue to the Company’s Bank Account;

(b)	provide a written declaration from the accountant of the Company confirming receipt of the contributions from the Existing Shareholders and the Investor in the First Share Issue;

(c)	deliver to the Investor a copy of the Corporate Services Agreement signed by it and the Company.

6.4.3	As soon as practically possible upon Closing, the Investor shall:

(a)	provide evidence of the Investor having transferred the relevant portion of the cash contribution in the First Share Issue to the Company’s Bank Account; and

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(b)	deliver to the Existing Shareholder and the Company a copy of the Corporate Services Agreement signed by it.

7.	Representations and warranties of the Existing Shareholder

The Existing Shareholder (the “Warrantor”) makes the following representations and warranties to the Investor as of the date hereof and as of the time immediately preceding Closing (except where such representation or warranty specifically refers to another date):

7.1	Organisation

The Company and the SPVs are each a private limited liability company, duly organised and validly existing under the laws of Norway, and each has all requisite power and authority to own its assets and to conduct its business in the manner in which it is currently conducted.

7.2	The Existing Shareholder

The Existing Shareholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized and executed by the Existing Shareholder and, assuming the due authorization and execution of this Agreement by the Investor, this Agreement constitutes a valid and binding obligation of the Existing Shareholder.

7.3	The Shares and the Investor Shares

7.3.1	The Existing Shareholder is the legal and beneficial owner of all the Shares.

7.3.2	As of the Signing Date, the Existing Shares constitute 100% of the share capital of the Company on a fully diluted basis.

7.3.3	Upon Closing, the Existing Shares and the shares issued in the First Share Issue constitute 100% of the share capital of the Company on a fully diluted basis.

7.3.4	The Shares are free and clear of any Encumbrances, and upon their issuance at Closing, shares issued to the Investor and the Existing Shareholder will be free and clear of any Encumbrances.

7.3.5	The Company is the legal and beneficial owner of all the shares in the SPVs free and clear of any Encumbrances.

7.3.6	The Company does not own any shares or other equity interests in any other legal Person than the SPVs.

7.4	No violation or conflict

Neither the entry into of this Agreement nor the consummation of the Investment will result in a violation of any:

(a)	provision of the articles of association or other constitutive documents of the Company, the SPVs or the Existing Shareholder;

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(b)	agreement or other instrument to which the Existing Shareholder or any Group Company is a party or by which the Existing Shareholder, any Group Company or any of their assets are bound; or

(c)	Applicable Law, rule, regulations, order, judgment or decree of any court or public authority applicable to the Existing Shareholder, the Company or the SPVs.

7.5	No competing rights

There are no outstanding subscriptions, options or similar rights relating to the Shares or the shares in the SPVs, and no securities giving a right to conversion into, or any agreement or arrangement which grants to any person or entity the right to acquire, shares in the Company or the SPVs.

7.6	Consents and approvals

Except as contemplated by this Agreement, the Existing Shareholder is not required to give prior notice to, or obtain any consent, approval, or authorisation of, any Governmental Body, creditor, or other person in connection with the execution or delivery of this Agreement or the consummation of the Investment.

7.7	Accounts

The Accounts have been prepared on a proper and consistent basis in accordance with the Accounting Principles and Applicable Law and give a true and fair view (Nw: rettvisende bilde) of the applicable Group Company’s financial condition, profit or loss, assets, liabilities, and results of operations and cash flow in accordance with the Accounting Principles as of 31 December 2024 and for the relevant period. The Accounts make full and adequate disclosure of, and provision for, all obligations and liabilities of the applicable Group Company that are required to be disclosed or provided for pursuant to the Accounting Principles. The Accounting Principles are correctly described in the Accounts (where open for discretion).

7.8	Conduct of business

7.8.1	Since its incorporation, each Group Company has carried on its business in the ordinary course.

7.8.2

Since its incorporation, each Group Company’s business has been strictly limited to the entry into of the ENOVA Grants (and the pertaining application process), the entry into of the SBCs, and, without limiting the foregoing, has not:

(a)	amended its articles of association (except as reflected in Norwegian Register of Business Enterprises (Nw: Foretaksregisteret) or as Fairly Disclosed);

(b)	made any loans, advances or capital contributions to, or investments in, any other Person;

(c)	except as Fairly Disclosed, assumed, accepted or otherwise incurred any obligation of whatsoever nature;

(d)	settled, released or forgiven any claim or litigation or waived any right thereto;

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(e)	entered into any agreements with the Existing Shareholder or any of their respective Affiliates;

(f)	made any distribution or transfer of value to the Existing Shareholder or any of their respective Affiliates;

(g)	acquired any assets;

(h)	sold, assigned, transferred, leased, licensed or otherwise disposed of any assets, Intellectual Property Rights or properties; or

(i)	agreed, committed to or otherwise prepared to do any of the matters in items (a) through (h) (inclusive) above.

7.9	Real property

7.9.1	No Group Company owns or leases any real property, nor has any Group Company owned or leased any real property since its incorporation.

7.10	ENOVA Grants

7.10.1

All public grants, subsidies, loans or similar benefits from any Governmental Body or from any university or research organisation which any Group Company has received, as well as all terms and conditions applicable thereto, have been Fairly Disclosed.

7.10.2	The ENOVA Grants are the only public grants, subsidies, loans or similar benefits from any Governmental Body or from any university or research organisation that any Group Company has received.

7.10.3

The ENOVA Grants are valid and binding, in full force and effect and enforceable in accordance with their written terms, and the text of the ENOVA Grants as Fairly Disclosed accurately reflects the contents of such agreements.

7.10.4	There are no business practices that are in contradiction with or have amended the ENOVA Grants written terms.

7.10.5

Neither the Existing Shareholder nor any Group Company has received any notice that the Group Company is in default under a provision of the ENOVA Grants, and neither the Existing Shareholder nor, any Group Company has received or given notice of termination of the ENOVA Grants.

7.10.6

No Group Company is in default under or has committed any breach of any provision of the ENOVA Grants (and no event has occurred which would constitute such a default), and, to the Warrantor’s Knowledge, no counterparty to the ENOVA Grants is in default under any provision of the ENOVA Grants or intends to terminate such grants.

7.10.7

Since its incorporation, the Group Companies have not entered into any other contract or assumed any other obligation than the ENOVA Grants and the SBCs, as well as legal and financial/accounting services in relation to the Group Companies’ newbuilding project/business.

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7.11	Compliance

7.11.1	Each Group Company is, and has been, in all material respects in compliance with Applicable Laws and regulations, including the terms and conditions set out in any permits.

7.11.2

No Group Company has received any written notification that any investigation or inquiry is being conducted by any Governmental Body in respect of the affairs of the Group Company and, to the Warrantor’s Knowledge, no circumstances exist that would give rise to such investigation or inquiry.

7.11.3

No Group Company has received written notice from any Governmental Body that it is in material violation of any Applicable Laws or regulations or any permit that is required to enable the continued operation of any Group Company as of the Signing Date.

7.11.4

No Group Company is, or has been, a party to any agreement, resolution or concerted practice, the purpose or result of which is to prevent, restrict or distort competition contrary to current Applicable Law in respect of competition law.

7.12	Anti-bribery and anti-corruption

7.12.1	Neither any Group Company nor the Existing Shareholder nor any of their respective representatives violates or has violated any applicable anti-corruption laws.

7.12.2	Neither any Group Company nor the Existing Shareholder nor any of their respective representatives is or has been subject to any sanctions.

7.12.3

Neither the Company, nor the Existing Shareholder or any director, officer, employee, Affiliate or representative of any Group Company or the Existing Shareholder, is a Person that is, or is Owned or Controlled by a Person that is, the subject of any sanctions.

7.12.4

Neither any Group Company nor the Existing Shareholder, nor any officer of a Group Company or the Existing Shareholder, nor any other representative of any Group Company or the Existing Shareholder has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Group Company’s business (or assist a Group Company in connection with any actual or proposed transaction relating to such business) which violated or violates any Applicable Law, or which would reasonably be expected to subject any Group Company to any penalty or liability in any civil litigation or proceeding under Applicable Law.

7.12.5

No Group Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any government entity or regulatory body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anti-corruption law, and no Group Company has received written notice of an investigation relating to a breach of anti-corruption law being made by any Group Company or any of its representatives.

7.13	Litigation

7.13.1

There is no claim, action, suit, or proceeding pending or, to the Warrantor’s Knowledge, threatened, by or against any Group Company before any court, arbitrator, or any administrative or Governmental Body, and, to the Warrantor’s Knowledge, there are no specific circumstances likely to give rise to such claim, action, suit, or proceeding.

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7.13.2

No Group Company has received notification that any investigation or enquiry is being or has been conducted by any Governmental Body in respect of its affairs, and, to the Warrantor’s Knowledge, there are no specific circumstances likely to give rise to such investigation or enquiry.

7.13.3

No Group Company is subject to any outstanding order, writ, injunction or decree that interferes with the conduct of its business or the use or ownership of its assets, or that may prevent or delay the Closing.

7.14	Employees

7.14.1	No Group Company has, or has previously had, any employees.

7.15	Taxes

7.15.1

Each Group Company has on a timely basis filed or caused to be filed with the appropriate Tax authorities all Tax returns and reports required to be filed and such filings contain all information required for a correct assessment of the relevant Taxes. Such Tax returns are true, correct, and complete, and have been prepared and filed in compliance with Applicable Law.

7.15.2

Each Group Company has paid all Taxes due or made fully sufficient provisions in the Accounts for such Taxes, and withheld all Tax that is required to be withheld on behalf of another Person by the Group Company, in each case as required pursuant to the Accounting Principles. No Group Company is under any liability to pay any penalty, fine, surcharge or interest in respect of Tax.

7.15.3

No claim has ever been made by a Governmental Body in a jurisdiction in which any Group Company does not file Tax returns that any Group Company is or may be required to file a Tax return in that jurisdiction.

7.15.4

There are no ongoing disputes with, or investigations by, any Tax authority or other relevant Governmental Body concerning payments and/or assessment of Tax payable by a Group Company, and no Group Company has been notified in writing of any such dispute or investigation or any audit or visit planned nor is there, to the Warrantor’s Knowledge, any such threatened dispute or investigation.

7.15.5

Each Group Company is a taxable person duly registered for the purposes of VAT and has complied with all statutory provisions and regulations relating to VAT and duly and punctually paid to the relevant Governmental Body all amounts of VAT which should have been paid.

7.16	Insolvency

No order has been made, or meeting convened for, the winding up of any Group Company on the basis of insolvency, and no process has been initiated for the termination of its business and the distribution of assets amongst the creditors, shareholders or other contributors of any Group Company and there are no proceedings existing or pending under any applicable insolvency law.

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7.17	Related Party Agreements

No Group Company is a party to any agreement with the Existing Shareholder which is not (i) Fairly Disclosed and (ii) entered into on arms lengths basis and in the legitimate interest of the Group Company.

7.18	No financial advisor

No financial advisor, broker, lender, investment banker or other person has received or is entitled to receive from any Group Company any brokerage, finder’s fee or other fee, commission, expense reimbursement or other benefit in connection with the Investment. Notwithstanding the above, the Investor acknowledges that Fearnleys have been engaged in connection with the entry into of the SBCs and that they will be entitled to receive a commission from the shipyard in relation to the SBCs.

7.19	Information

7.19.1	The Disclosed Information is, to the Warrantor’s knowledge, in all material respects, true, correct, and not misleading.

7.19.2

To the Warrantor’s Knowledge, there is no information in the possession of the Existing Shareholder concerning any Group Company that could reasonably have been expected to materially influence the decision of a bona fide third party to invest in the Company on the terms contained in this Agreement.

7.20	No other warranties

7.20.1

Except for the Existing Shareholder’s Warranties set forth above in this clause 7, the Existing Shareholder does not make any express or implied representation or warranty in respect of the Investment pursuant to this Agreement or any aspect of the Group Companies, in particular, no representation or warranty is made regarding budgets, estimates, projections, future prospects or other forward looking information or statements regarding the Group Companies. The Investor hereby acknowledges that it is not relying on any representations or warranties other than the Existing Shareholder’s Warranties.

8.	Representations and warranties of the Investor

The Investor makes the following representations and warranties to the Existing Shareholder as of the date hereof and as of the time immediately preceding Closing (except where such representation or warranty specifically or implicitly refers to another date):

8.1	Organisation

The Investor is a private limited company, duly organised and validly existing under the laws of England and Wales, and it has all requisite power and authority to own its assets and to conduct its business in the manner in which it is now being conducted.

8.2	Power and authority

The Investor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized and executed by the Investor and, assuming the due authorization and execution of this Agreement by the Existing Shareholder, this Agreement constitutes a valid and binding obligation of the Investor.

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8.3	No violation or conflict

Neither the entry into of this Agreement nor the consummation of the Investment will result in a violation of any:

(a)	provision of the articles of association or other constitutive documents of the Investor;

(b)	agreement or other instrument to which the Investor is a party or by which the Investor or any of its assets are bound; or

(c)	Applicable Law, rule, regulations, order, judgment or decree of any court or public authority applicable to the Investor.

8.4	Consents and approvals

Except as contemplated by this Agreement, the Investor is not required to give prior notice to, or obtain any consent, approval, or authorisation of, any Governmental Body, creditor, or other person in connection with the execution or delivery of this Agreement or the consummation of the Investment.

8.5	No knowledge of breach

8.5.1	The Investor has completed a due diligence review of the Group Companies based on the information made available by the Existing Shareholder.

8.5.2

Nothing in this clause 8.5 shall limit the Investor’s rights or remedies under this Agreement, including for breach of any of the Existing Shareholder’s Warranties, nor shall it be construed as a waiver of any claim in respect of any fact, circumstance or matter of which the Investor becomes aware of, but which it was not aware of when entering into this Agreement.

9.	Compensation

9.1	Compensation by the Existing Shareholder

9.1.1

Subject to the limitations on the Existing Shareholder’s liabilities contained in this Agreement, the Existing Shareholder shall compensate the Investor from and against any reasonably foreseeable loss (a Loss) which the Investor suffers due to a breach of the obligations of the Existing Shareholder contained in this Agreement.

9.1.2

The Investor’s right to compensation or other remedies shall not extend to matters which are Fairly Disclosed, or to any breach of the Existing Shareholder’s Warranties pursuant to clause 7.10 above which shall be regulated by the provisions of clause 2.3 above.

9.1.3	No liability shall arise:

(a)	if and to the extent that the Existing Shareholder remedies the effects of the breach within ten (10) Business Days after receipt of a Claim Notice;

(b)	if and to the extent that a provision or allowance for the matter has been made as a specific reserve in the Accounts; or

(c)	if and to the extent that any Loss occurs as a result of any legislation not in force at the date hereof, or which takes effect retroactively.

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9.1.4

The Investor shall as its sole remedy be entitled to subscribe for a certain number of Compensation Shares at a subscription price corresponding to the par value of such Compensation Shares, so that that the value of the Compensation Shares received corresponds/make up for the Loss (subject to the limitations set out herein). When determining the number of Compensation Shares the Investor may subscribe for, the value of the Compensation Shares shall be set to USD 1,667 per Compensation Share.

9.1.5

If Compensation Shares are to be issued, the Parties undertake to take the necessary actions to issue the Compensation Shares, including by voting in favour of the issuance, and to update the Company’s shareholders’ register, the By-laws and the Shareholders’ Agreement accordingly.

9.1.6

In the event of issuance of Compensation Shares, the Existing Shareholder shall have the right, but no obligation, to subscribe for such number of Shares in the Company to enable the Existing Shareholder to retain the same percentage ownership of the share capital of the Company as prior to the issuance of the Compensation Shares. The subscription price per ordinary share shall be USD 1,667 and the share contribution shall be settled in cash. The Existing Shareholder shall have the right to exercise the right in full or in part, at its sole discretion, within one (1) month following the issuance of the Compensation Shares. The Parties undertake to take the necessary actions to issue the shares, including by voting in favour of the issuance, and to update the Company’s shareholders’ register, the By-laws and the Shareholders’ Agreement accordingly.

9.2	Time limits for bringing claims

9.2.1

The Investor shall give notice to the Existing Shareholder of any claim under this Agreement in writing, specifying the factual basis for the claim in reasonable detail and the estimated amount of the Loss (a Claim Notice), as soon as possible and latest within 60 (sixty) calendar days from the date the Investor became aware of the circumstances giving rise to a claim.

9.2.2

The Investor’s non-compliance with the time limit set forth in 9.2.1 shall not limit the liability of the Existing Shareholder, provided however, that the Existing Shareholder shall not be liable for any Loss caused by or increased by such non-compliance.

9.2.3

In any event, and subject to the limitations in clause 9.4, the Existing Shareholder shall not be liable for any claim for a breach of the Existing Shareholder’s Warranties unless the Existing Shareholder receives a Claim Notice within 24 (twenty four) months following the Closing Date, except for the Title and Capacity Warranties and the Existing Shareholder’s Warranties contained in clauses 7.12 and 7.15, for which a time limit of 48 (forty-eight) months from the Closing Date shall apply, and the Existing Shareholder shall then only be liable for Losses comprised by the Claim Notices received within such deadlines.

9.3	Limitation of liability of the Existing Shareholder

9.3.1

Without prejudice to the other limitations of the Existing Shareholder’s liability set out in this clause 9, the Existing Shareholder shall have no liability with respect to any Loss for breach of the Existing Shareholder’s Warranties:

(a)	unless the individual Loss exceeds an amount equal to 0.1% of the Investor’s Investment; and

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(b)	until the total amount of all Losses exceeds 1% of the Investor’s Investment, and shall then only be liable for any amount in excess of such amount; and

(c)	the Existing Shareholder’s maximum aggregate liability with respect to any Loss shall never exceed 20% of the Investor’s Investment.

9.3.2	The Existing Shareholder’s total liability for any other claims under this Agreement shall be limited to the amount of the Investor’s Investment.

9.4	No limitations

The limitations of the Existing Shareholder’s liability set out in this Agreement do not apply in case of gross negligence, wilful misconduct or fraud by the Existing Shareholder.

9.5	Indemnity for Leakages

9.5.1

If any Leakage has occurred in the period from the Locked Box Date to Closing, and the Leakage is not reflected in the Leakage Statement, the Existing Shareholder shall pay to the Group an aggregate amount equal to any amount of such Leakage.

9.5.2	The Existing Shareholder shall, no later than three (3) Business days prior to the Closing, provide the Investor with the Leakage Statement.

10.	Miscellaneous

10.1	Confidentiality

10.1.1

Except as set forth in clause 10.2 hereof, each of the Parties agrees that the content of this Agreement as well as any and all other information being delivered or disclosed (whether orally or in writing) to the other Party in connection herewith or the Investment shall be deemed confidential, unless specifically designated by the Party disclosing such information at the time of disclosure to be non-confidential.

10.1.2

The Party receiving confidential information shall treat, and shall also cause its Affiliates, officers, directors, employees, advisors, direct or indirect investors, providers of finance and auditors to treat, such information as strictly confidential and shall not divulge or disclose (directly or indirectly) such information to any other person or entity (other than to its Affiliates, officers, directors, employees, advisors, providers of finance and auditors who reasonably require access to such confidential information for the purpose for which it was disclosed), except when (i) such disclosure is required by Applicable Law, listing rules or by any order of any administrative or judicial authority which is (x) final and subject to no appeal or (y) executory pending any appeal although not final; (ii) such information has become public through no fault of the receiving Party; or (iii) such information has been obtained separately by the receiving Party from a third party that is not bound by any confidentiality obligation regarding such information.

10.2	Public announcements

The Parties hereby agree that no press releases or other public or official announcements will, in any circumstances other than required by Applicable Law or stock exchange regulations, be made with respect to the execution and delivery of this Agreement or the Investment or any other matters set out herein unless mutually discussed and agreed upon in writing by the Parties (the agreement of each Party not to be unreasonably withheld).

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10.3	Severability

If any one or more of the provisions contained in this Agreement shall be held invalid, illegal, or unenforceable in any respect in any competent jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

10.4	Entire agreement; amendments

10.4.1

This Agreement and the SHA constitutes the entire agreement among the Parties and shall supersede all previous expectations, understandings, communications, representations, and agreements whether verbal or written among the Parties with respect to the subject matter hereof.

10.4.2	This Agreement shall not be amended, supplemented, or otherwise modified except by written agreement of the Parties.

10.5	No right of rescission, termination, or reversal

Except as provided for in clause 4, neither of the Parties will have any right to rescind, terminate or otherwise require the reversal of any transaction contemplated hereby after the execution of this Agreement.

10.6	Notices

Unless otherwise specified herein, any notice required to be given hereunder by any Party shall be deemed to have been given if mailed by prepaid registered mail, sent by facsimile, email, or delivered to the address of the other Parties as hereinafter set forth:

If to the Existing Shareholder:	Amon Gas Holding AS
Attention: André Risholm
Storgata 27,
3210 Sandefjord, Norway
Email: ar@amonmaritime.no

With a copy to:	Advokatfirmaet Thommessen AS
Attention: Mads Haavardsholm
Ruseløkkveien 38
0251 Oslo, Norway
Email: mha@thommessen.no

If to the Investor:	Attention: General Counsel
c/o NGT Services (UK) Ltd.
Verde, 10 Bressenden Place
London, SW1E 5DH, United Kingdom
Email: legal.notices@navigatorgas.com

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With a copy to:	Advokatfirmaet BAHR AS
Attention: Anne Dahl Frisak
Tjuvholmen allé 16
0252 Oslo, Norway
Email: andfr@bahr.no

If to the Company:	Navigator Amon Shipping AS
Attention: André Risholm
Storgata 27,
3210 Sandefjord, Norway
Email: ar@amonmaritime.no

and

NGT Services (UK) Ltd.
Attention: General Counsel
Verde, 10 Bressenden Place
London, SW1E 5DH, United Kingdom
Email: legal.notices@navigatorgas.com

10.7	Expenses

The Parties shall cover their respective expenses in connection with this Agreement and the consummation of the Investment, including professional fees and costs of attorneys, accountants, brokers, and advisors.

10.8	Assignment

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Parties.

10.9	Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

10.10	Governing law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Norway. No rule of Norwegian law which would result in the application of foreign law on this Agreement shall be applied.

10.11	Dispute resolution

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or invalidity thereof, shall be settled by arbitration in Oslo in accordance with the Norwegian Arbitration Act 2004 nr. 25. The dispute, the arbitration proceedings and the arbitral award shall be confidential. Proceedings shall be in English.

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[ signature page ]

* * *

For and on behalf of the Existing Shareholder		For and on behalf of the Investor

By:	/s/ André Risholm	By:	/s/ Marianna Fedelesh
Name: André Risholm		Name: Marianna Fedelesh
Capacity: Director		Capacity: Director

For and on behalf of the Company

By:	/s/ André Risholm
Name: André Risholm
Capacity: Director

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Schedule (D): Form of SHA

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EXECUTION VERSION

Shareholders’ Agreement

between

Amon Gas Holding AS

and

Navigator Gas Invest II Limited

regarding Amon Shipholding AS (tbr Navigator Amon Shipping AS)

   July 2025

Contents

1.	DEFINITIONS		5
2.	EFFECTIVE DATE		10
3.	THE BUSINESS OF THE GROUP – THE SHARES		10
4.	FUNDING AND GUARANTEES		11
	4.1	Third-party financing	11
	4.2	SBC Contribution	11
	4.3	Additional contribution	11
	4.4	Terms for share capital increases and shareholder loans	12
	4.5	Emergency Funding	12
	4.6	Guarantees	13
	4.7	Cash flow distribution	14
5.	COMPLIANCE WITH LAWS		14
6.	RELATED PARTY AGREEMENTS		14
7.	THE GROUP’S RELATIONSHIP WITH THE SHAREHOLDERS		15
8.	THE BOARD		16
	8.1	General	16
	8.2	Voting rules	17
9.	THE GENERAL MEETING		18
	9.1	General	18
	9.2	Voting rules	18
10.	SUBSIDIARIES		18
11.	DEADLOCK		19
12.	GOVERNANCE AND REPORTING		19
13.	TRANSFER OF SHARES		22
	13.1	General restrictions	22
	13.2	Transfers to Affiliates	22
14.	UNDERTAKINGS		22
	14.1	Change of Control	22
	14.2	Sanctions	23
	14.3	Anti-bribery, corruption and compliance	23
	14.4	Tonnage Tax Regime	24
	14.5	Breach of undertakings	25
15.	EXIT		25
	15.1	IPO	25
	15.2	Sale	26
16.	DEFAULT		27
17.	TERMINATION		27
18.	LIQUIDATION		28
	18.1	General	28
	18.2	Distribution of liquidation proceeds	28
19.	NON-SOLICITATION		29
20.	MISCELLANEOUS		29
	20.1	Confidentiality	29
	20.2	Public announcements	29

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20.3	Severability	29
20.4	Entire agreement; amendments	29
20.5	No right of rescission, termination, or reversal	29
20.6	Notices	29
20.7	Expenses	30
20.8	Assignment	30
20.9	Counterparts	30
20.10	Governing law	31
20.11	Dispute resolution	31

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Schedules

Schedule 1.9	By-laws

Schedule 1.46	Reserved Matters

Schedule 4.2.1	Projected SBC Contribution

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This shareholders’ agreement (the Agreement) is entered into on    July 2025 between:

(1)	Amon Gas Holding AS, a Norwegian private limited liability company with registration no. 929 535 359 (Amon); and

(2)	Navigator Gas Invest II Limited, a private limited company incorporated in England and Wales with registration no. 16575144 (NVGS);

(3)	Amon Shipholding AS (tbr Navigator Amon Shipping AS), a Norwegian private limited liability company with registration no. 935 640 768 (the Company)

each a Party, and collectively the Parties.

Background

(A)

Amon and NVGS have decided to establish a joint venture for the purpose of ordering and taking delivery of two 51,350 m3 ammonia fuelled LPG/ammonia carriers, with hull no. S1147 (Vessel 1) and hull no. S1148 (Vessel 2) and collectively the Vessels pursuant to two shipbuilding contracts both dated 17 June 2025 (the SBCs) and subsequent initial chartering of the Vessels to Yara Clean Ammonia AS, a Norwegian private limited liability company with registration no. 928 352 498 (Yara Clean Ammonia) or an Affiliate thereof (such charter contracts, the Yara TCs).

(B)

Vessel 1 will be owned by Amon Gas AS, a Norwegian private limited liability company with registration no. 933 101 398, while Vessel 2 will be owned by Amon Gas II AS, a Norwegian private limited liability company with registration no. 934 053 591 (collectively the SPVs). The SPVs are wholly owned subsidiaries of the Company, which will serve as the vehicle for the joint venture.

(C)

On the date of this Agreement, Amon holds 100% of the shares in the Company. Pursuant to an investment agreement entered into on 14 July 2025 between the Parties (the Investment Agreement), NVGS and Amon have agreed to subscribe for shares in the Company in tranches. Once both NVGS’ and Amon’s committed equity has been contributed, NVGS will hold an ownership interest of approximately 79.5% in the Company, while Amon will hold an ownership interest of approximately 20.5% in the Company, as further set out in the Investment Agreement. Notwithstanding the timing of the equity contributions from NVGS and Amon, the terms of this Agreement shall become effective from the date of this Agreement, and NVGS’s organisational rights shall be based on the assumption that all capital contributions under the Investment Agreement are completed.

(D)	The Parties have agreed to enter into this Agreement to govern their interests in the Company.

1.	Definitions

For purposes of this Agreement, the following capitalised terms shall have the following meanings when used herein (and any accounting term not defined herein will have the meaning given to it under GAAP as applicable from time to time):

1.1

Affiliate means, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, and Affiliated shall have a correlating meaning.

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1.2	Agreement means this Agreement, including the Schedules.

1.3	Amon shall have the meaning ascribed to such term in the introduction.

1.4

Anti-Corruption Law means all Applicable Laws, regulations and/or other legally binding requirements or determinations (and any amendments to the aforesaid) in relation to anti-bribery, anti-corruption, fraud, tax evasion, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking), use of conflict minerals or similar activities which are applicable to the Group and which shall include, without limitation: (i) the United Kingdom Bribery Act 2010 (and the maintenance of adequate procedures thereunder); (ii) the Modern Slavery Act 2015; (iii) the United States Foreign Corrupt Practices Act 1977; (iv) the Criminal Finances Act 2017 (to prevent tax evasion); (v) any related enabling legislation pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (vi) any United States, United Nations, United Kingdom, Norway or European Union legislation.

1.5

Applicable Law means any applicable statute, law (including common law), regulation, judgment, order, directive or other governmental regulation or restriction or any similar form or decision of, or determination by, or any interpretation or administration having the force of law of any of the foregoing, by any government entity, whether in effect as of the date of this Agreement or thereafter, including, where applicable, the rules and regulations of any relevant securities exchange).

1.6	Appraiser shall have the meaning ascribed to such term in clause 11.5.

1.7	Board shall have the meaning ascribed to such term in clause 0.

1.8	Business Day means any day (excluding a Saturday or a Sunday) when banks are open for general banking business in Norway, the United States of America and the United Kingdom.

1.9	By-laws means the by-laws of Company from time to time, and initially to be as set out in schedule 1.9 to this Agreement.

1.10	Calendar Month means any calendar month.

1.11

Calendar Quarter means a period of three consecutive calendar months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

1.12	Calendar Year means a period of 12 (twelve) consecutive calendar months commencing on the 1st day of January and ending on the following 31st day of December.

1.13	Capital Call shall have the meaning ascribed to such term in clause 4.2.3.

1.14

Change of Control means, with respect to a Shareholder, any direct or indirect change in Control of a Shareholder (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees, provided, however, that for the purposes of this Agreement, a Change of Control shall not include a change in Control of a Shareholder:

(a)	resulting in ongoing Control by a wholly owned Affiliate;

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(b)	resulting from a change of Control of the ultimate parent entity of NVGS; or

(c)	resulting from a change of Control of any publicly traded subsidiary of the ultimate parent entity of such Shareholder,

for the purposes of this definition, as of the date of this Agreement, the ultimate parent entity of NVGS is Navigator Holdings Ltd. For the avoidance of doubt, for purposes of this Agreement, no Change of Control of NVGS or of any of its subsidiaries shall be deemed to have occurred in connection with, or as a result of, any transaction effected in connection with (or in the furtherance of effecting): (i) the publicly disclosed potential change in the corporate domicile of NVGS from the Marshall Islands to England and Wales; and/or (ii) as part of such redomiciliation of NVGS, any change in the corporate domicile of any subsidiary of NVGS to England and Wales and/or Denmark.

1.15	Company shall have the meaning ascribed to such term in the preamble hereof.

1.16	Companies Act means the Norwegian Private Limited Liability Companies Act of 13 June 1997 no. 44.

1.17	Compulsory Policies shall have the meaning ascribed to such term in clause 5.1.

1.18

Control means with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the equity securities or votes of such Person exercisable at general meetings of such Person on all or substantially all matters, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person, (c) the right to manage, or direct the management of, on a discretionary basis the business or assets of such Person on all or substantially all matters, or (d) without limiting any other clause of this definition, if applicable to such Person (even if such Person is a limited partnership), where such undertaking is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership (and the terms Controlling and Controlled shall have correlating meanings).

1.19	Corporate Services Agreement shall have the meaning ascribed to such term in the clause 6.2.

1.20	Deadlock shall have the meaning ascribed to such term in clause 11.1.

1.21	Dividend Policy shall have the meaning ascribed to such term in clause 4.7.2.

1.22	Emergency Funding shall have the meaning ascribed to such term in clause 4.5.1.

1.23	Emergency Funding Lending Right shall have the meaning ascribed to such term in clause 4.5.1.

1.24	Emergency Funding Take-up Right shall have the meaning ascribed to such term in clause 4.5.2.

1.25	ENOVA Grants means, collectively, the two grants issued by Enova SF in favour of the Group, each in a maximum amount of NOK 90,000,000.

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1.26	Exercise Notice shall have the meaning ascribed to such term in clause 15.2.3.

1.27	Exchange Act shall have the meaning ascribed to such term in clause 12.8.

1.28	Exchange Act Report shall have the meaning ascribed to such term in clause 12.8.

1.29	Expert shall have the meaning ascribed to such term in clause 11.4.

1.30

Fair Market Value means the fair market value of the Company as agreed between the Shareholders in good faith or, if no agreement is reached between the Shareholders, as determined pursuant to the procedure set forth in clauses 11.5 and 11.6.

1.31	Fiscal Year means the Company’s taxable year.

1.32	GAAP means United States and Norwegian generally accepted accounting principles.

1.33	General Meeting shall have the meaning ascribed to such term in clause 9.1.1.

1.34

Governmental Body means any political subdivision or jurisdiction of any nature, any government or governmental authority of any nature, any multinational organisation or body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

1.35

Government Official means any officer, employee or person of a Governmental Body (except any member of the staff of the SEC or of any securities exchange or trading market on which any securities of a Shareholder is listed or quoted) when such Person is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorisations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of any of the Shareholders.

1.36	Group means the Company and its Subsidiaries (if any).

1.37	Group Company means any company within the Group.

1.38	Investment Agreement shall have the meaning ascribed to such term in the preamble hereof.

1.39

IPO means a public primary and/or secondary offering, or a private placement, of all or any part of the Shares in the Company or in another company within the Group in connection with a listing or trading on a stock exchange, regulated market, multilateral trading facility or another recognized market.

1.40	Offering Jurisdiction shall have the meaning ascribed to such term in clause 15.1.3.

1.41

Owning means where any Person, directly or indirectly, owns a 50% or greater interest in any other Person, individually or in the aggregate, without need to prove any form of joint arrangement between said parties or that the shares are held jointly.

1.42	Party and Parties shall have the meaning ascribed to such term in the preamble hereof.

1.43	Person means any natural or legal person of any kind, including any joint venture, partnership and co-ownership.

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1.44

Pro Forma Ownership Interest shall mean the Shareholders’ ownership interests as per the final equity contributions set out in the Investment Agreement calculated on the assumption that all capital contributions set out in the Investment Agreement have been fully made, regardless of whether such contributions have actually been completed, i.e. approximately 79.5% for NVGS and approximately 20.5% for Amon.

1.45	Registration Statement & Prospectus or Offering Memorandum shall have the meaning ascribed to such term in clause 12.6.

1.46

Reserved Matters means the matters requiring a Reserved Resolution from time to time during this Agreement as listed in schedule 1.46. Reserved Resolution means a resolution on the level of the board or shareholders (whether in the Company or another Group Company), as the case may be, in respect of a Reserved Matter and shall require the affirmative vote of either both Shareholders or the representative(s) appointed by them to the Board, as the case may be.

Sale means a sale by all or substantially all of the assets of the Group to a bona fide third-party purchaser or purchasers by way of a structured process.

1.47	Sales Notice shall have the meaning ascribed to such term in clause 15.2.2.

1.48	Sanctioned Person means any Person who:

(a)

is listed (whether or not designated) on, or Controlled by a Person listed (whether or not designated) on, or acting on behalf of a Person listed (whether or not designated) on any list of Persons with whom all or specified types of trade, business or other activities are prohibited under Sanctions & Export Controls;

(b)

is located in, incorporated under the laws of, or Controlled by, or acting on behalf of, a Person located in or organised under the laws of a country or territory that is the subject of a comprehensive prohibition on trade, business or other activities pursuant to Sanctions & Export Controls; or

(c)	is otherwise a Person with whom trade, business or other activities are prohibited pursuant to Sanctions & Export Controls.

1.49	Sanctions & Export Controls means:

(a)

the economic, trade, and financial sanctions laws administered and enforced by the United States, the European Union, Norway and United Kingdom and as promulgated by the United Nations Security Council; and

(b)

the export, import, re-export, transfer, and re-transfer control laws administered and enforced by the United States, the European Union, Norway and United Kingdom and as promulgated by the United Nations Security Council.

1.50	SBC Contribution shall have the meaning ascribed to such term in clause 4.2.1.

1.51	SBCs shall have the meaning ascribed to such term in the preamble hereof.

1.52	SEC shall have the meaning ascribed to such term in clause 12.8.

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1.53	Securities Act shall have the meaning ascribed to such term in clause 12.8.

1.54	Securities Exchange shall have the meaning ascribed to such term in clause 15.1.3.

1.55	Selling Shareholder shall have the meaning ascribed to such term in clause 15.2.2.

1.56	Share means any share in the Company outstanding from time to time and Shares mean all shares in the Company outstanding from time to time.

1.57	Shareholder and Shareholders means NVGS and Amon.

1.58	Share Issues shall mean the share issues to be completed in accordance with the Investment Agreement.

1.59	SPVs shall have the meaning ascribed to such term in the preamble hereof.

1.60	Subsidiaries means any Person Controlled by the Company from time to time.

1.61	Ula Ship Management shall mean Ula Ship Management AS, a Norwegian private limited liability company with registration no. 928 833 216.

1.62	Vessels shall have the meaning ascribed to such term in the preamble hereof.

1.63	Vessel 1 shall have the meaning ascribed to such term in the preamble hereof.

1.64	Vessel 2 shall have the meaning ascribed to such term in the preamble hereof.

1.65	Yara Clean Ammonia shall have the meaning ascribed to such term in the preamble hereof.

1.66	Yara TCs shall have the meaning ascribed to such term in the preamble hereof.

2.	Effective date

2.1	This Agreement shall enter into force immediately upon the execution of this Agreement by Amon and NVGS.

3.	The business of the Group – the Shares

3.1

The business of the Group shall be to, in accordance with the terms of conditions of this Agreement, own the Vessels and charter the Vessels to Yara Clean Ammonia (and any subsequent charterer) pursuant to the terms of the Yara TCs (and any subsequent time charters).

3.2

The Shareholders undertake to negotiate in good faith with a view to agree on a branding profile for the Group, such branding profile to be reflected in the names, funnel markings and colouring scheme of the Vessels (and any future vessels owned and/or operated by the Group).

3.3

For the purpose of this Agreement, NVGS shall be considered a Shareholder from the date of this Agreement, and the rights and obligations under this Agreement shall at the date of this Agreement be based on the Pro Forma Ownership Interest of each Shareholder and assume that the Shareholders as of the date of this Agreement holds Shares in the Company equalling such Pro Forma Ownership Interest. The Shares have equal rights.

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4.	Funding and guarantees

4.1	Third-party financing

The Shareholders shall use best efforts to ensure that as much as possible of the funding required by the Group is obtained through third-party financing, whether in the form of debt or grants.

4.2	SBC Contribution

4.2.1

Subject to the Group’s entry into the Yara TCs in accordance with this Agreement, each Shareholder is obligated to contribute such equity to the Company as set out in the Investment Agreement and any such additional equity required to satisfy the payment obligations under the SBCs as set out in clause 4.2 (the SBC Contribution). A projected overview of the SBC Contribution together with estimated dates the contribution is required is attached hereto as Schedule 4.2.1.

4.2.2

If additional funding beyond the commitments in the Investment Agreement is required to satisfy the Company’s obligations under the SBCs, any such additional funding shall be made by way of equity contributions. Amon shall have both the right and obligation to participate pro rata in such additional funding, provided that Amon’s total obligation shall be limited to its initial subscription of USD 4,000,000. NVGS shall have the right and obligation to participate pro rata in such additional funding and to cover any portion of the required funding not subscribed for by Amon. Subscription price per share in share issues as part of any such additional contributions shall equal the subscription price per share for the SBC Contributions as set out in the Investment Agreement. To the extent the Shareholders’ contributions differ from their pro rata Pro Forma Ownership Interest, their ownership share will be adjusted accordingly.

4.2.3

No less than ten (10) Business Days prior to the time a portion of the SBC Contribution is required by the Company pursuant to the SBCs, the Board shall issue a capital call requesting payment of the relevant portion from the Shareholders (each a Capital Call).

4.2.4

The relevant portion of the SBC Contribution shall be paid in cash by the Shareholders in the form of share capital contribution against issuance of new Shares (including share premium) by the Company. The subscription price per Share in connection with an SBC Contribution shall be equal to the subscription price per Share in the Share Issue. The Board shall further promptly call for a General Meeting to be held in time for the Capital Call to be approved and the new Shares to be issued.

4.2.5	Each Shareholder shall have an obligation to vote in favour of any capital increase proposed in accordance with this clause 4.2.

4.2.6	The Shareholders agree that each Shareholder’s SBC Contribution obligation shall, if required, be formalised in separate declarations for the purpose of use towards relevant third parties.

4.3	Additional contribution

4.3.1	Any change or increase of share capital of the Company, other than the SBC Contribution and Emergency Funding, shall be subject to the procedure for Reserved Matters set forth herein.

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4.3.2	Except as explicitly set forth in this Agreement, no Shareholder has any obligation to provide any funding, whether in the form of debt or equity, to the Company or any other Group Company.

4.4	Terms for share capital increases and shareholder loans

4.4.1

Any equity funding to be provided to the Group shall be provided directly to the Company in accordance with the terms of this Agreement and be distributed, as and if required, from the Company to other Group Companies.

4.4.2

If an increase in the share capital is approved in accordance with this Agreement, each Shareholder shall, unless otherwise specified in this Agreement, have the right (and obligation, where applicable) to subscribe for Shares pro rata to its ownership interest in the Company. If the increase of the share capital is not fully subscribed, the Shareholder who so wishes shall be entitled to subscribe for the Shares not initially subscribed for.

4.4.3

If a Shareholder subscribes for new Shares and fails to pay the amount of the increase of the share capital (including share premium) on time, such Shareholder(s) shall pay interest on such amount in accordance with Norwegian Act relating to Interest on Overdue Payments (Nw: “forsinkelsesrenteloven”). If the amount is advanced by any other Shareholder, the defaulting Shareholder shall be obliged to reimburse the outlay of such Shareholder with the addition of such interest.

4.4.4

A Shareholder who has made an outlay as set out in clause 4.4.3 shall have security for its claim in the defaulting Shareholder’s Shares in the Company and of any dividend from the Company to the defaulting Shareholder, and such Shareholder may demand that this be disbursed to the degree necessary to satisfy its claim, always subject to the Company having dividend capacity pursuant to the Companies Act.

4.4.5

If a Shareholder, following a demand for payment of Shares subscribed by the Shareholder, does not within ten (10) Business Days of its due date, pay its share of the increased share capital (including share premium) or SBC Contribution, this shall be deemed a material default of such Shareholder’s obligations under this Agreement, which shall be subject to clause 16.2.

4.4.6

If a shareholder loan is approved in accordance with this Agreement, each Shareholder shall have the right to grant such loan pro rata to its ownership interest in the Company. If a shareholder loan is not fully granted by both Shareholders, the Shareholder who so wishes shall be entitled to grant the shortfall of the shareholder loan.

4.5	Emergency Funding

4.5.1

In case the Company or any of its Subsidiaries is unable to satisfy its obligations when due, any director of the Board may request the Shareholders to provide emergency funding to the Company through shareholder loans (the Emergency Funding). For the avoidance of doubt, any funding during the construction phase of the Vessels shall be carried out as SBC Contributions pursuant to Clause 4.2 above and any Emergency Funding is as such only relevant following commencement of the Yara TCs. Any Emergency Funding shall be subordinated to any external debt of the Company to the extent necessary (as determined by the Board in its sole discretion), and shall bear an interest of ten percent (10%) p.a..

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4.5.2

The Shareholders shall have the right to participate in such Emergency Funding on a pro-rata basis (the Emergency Funding Lending Right). In case a Shareholder does not fully exercise its Emergency Funding Leding Right, the other Shareholder is entitled to provide the balance. The Shareholders shall vote in favour of any Emergency Funding provided by a Shareholder. A Shareholder who does not fully exercise its Emergency Funding Lending Right to the extent it is entitled to, may, no later than 20 (twenty) Business Days after disbursement of such Emergency Funding give notice to the Company and the other Shareholder of its decision to participate or increase its participation in the Emergency Funding up to its entitlement (such right of participation the Emergency Funding Take-up Right). A Shareholder exercising the Emergency Funding Take-up Right shall promptly pay an amount equal to the Emergency Funding Take-up Right plus the interest accrued on it up to the date of payment to the other Shareholder against the transfer of the relevant proportion of such other Shareholder’s position in the Emergency Funding including accrued unpaid interest on the relevant principal amount. The means of effectuation of such transfer shall be discussed between the Shareholders in good faith. Upon expiry of the Emergency Funding Take-up Right in respect of an Emergency Funding, a Shareholder that has exercised the Emergency Funding Lending Right or the Emergency Funding Take-up Right may at any time send notice to the Board and the other Shareholder requiring that its share of the Emergency Funding shall be converted into Shares. If the other Shareholder participates as a lender in the Emergency Funding, such Shareholder may require conversion of its share of the Emergency Funding within the later of (a) the end of the 20 (twenty) Business Day period referred to above and (b) five(5) Business Days after the notice from the first Shareholder. If both Shareholders exercise the conversion right, the full Emergency Funding shall be converted into Shares at the same time and at the same subscription price. If only one Shareholder has provided an Emergency Funding, such Emergency Funding shall be converted into Shares at a subscription price of 90% of Fair Market Value. If both Shareholders have provided Emergency Funding, but only one chooses to convert its share of such Emergency Funding into Shares, such Emergency Funding shall be converted into Shares at a subscription price equal to Fair Market Value.

4.6	Guarantees

4.6.1	NVGS shall provide, or procure the provision, of a payment guarantee acceptable to the shipyard as part of the SBCs. The terms for such payment guarantee are set out in clause 4.6.3.

4.6.2

Subject to clause 4.6.1, no Shareholder shall be obliged to provide any guarantee, whether a parent company guarantee or otherwise, under any contract to be entered into by a Group Company, provided, however, that if the provision of such a guarantee is deemed necessary by the Board (in its sole discretion) to realise the stated business of the Group, and if NVGS (in its sole discretion) agrees, NVGS shall provide, or cause to be provided, such a parent company guarantee, provided, further, however, that (i) NVGS shall in such a situation be entitled to receive a fee and an interest determined on arm’s length terms as set out in clause 4.6.3 and (ii) Amon shall indemnify and hold NVGS harmless for a share of the aggregate amount secured under any such guarantee equalling its pro-rata ownership of the Shares.

4.6.3

The guarantee fee shall be 0.2% of the sum outstanding per annum per Vessel for any guarantee issued pursuant to a SBC, and 0.2% per annum for any debt financing with a NVGS party being the guaranteeing party. The guarantee fee shall be adjusted downwards to reflect the sum guaranteed (as necessary) and shall be payable by the relevant Group Company to the relevant NVGS guaranteeing party. After five (5) years of securing debt financing, NVGS may request the other Parties to negotiate in good faith to make an adjustment to the guarantee fee to take into account the then current market rate of such fee, noting that such fee should be determined on an arm’s length basis.

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4.7	Cash flow distribution

4.7.1	The Shareholders undertake to ensure that any positive cash flow received by a Group Company will be utilised in the following order of priority:

(a)	Vessel operating expenses and reserve for expected future Vessel dry-docking or upgrading costs;

(b)	service of third-party debt obligations;

(c)	day-to-day company and administrative expenses and costs;

(d)	reserve for such working capital expenditure as the Board deems necessary;

(e)	repayment of any shareholder loans; and

(f)	distributions to the Shareholders.

4.7.2

Subject to the order of priority set forth in clause 4.7.1 and Applicable Laws, the dividend policy of the Company shall be to distribute all free cash flow to the Shareholders as determined by the Board (the Dividend Policy).

5.	Compliance with laws

5.1

The Company shall carry on its business in compliance with Applicable Law and NVGS’ Code of Conduct and Business Ethics, and Sanctions Compliance Policy (the Compulsory Policies) in force from time to time.

5.2	NVGS shall provide the Company not less than fourteen (14) Business Days’ notice of any material change to the Compulsory Policies before any change takes effect.

6.	Related party agreements

6.1

Any agreement entered into between a Group Company and a Shareholder or its Affiliates shall be in writing and on arms’ length market terms, including, but not limited to, being charged on a ‘cost plus’ basis, comparable to relevant third-party providers.

6.2

NVGS or any of its Affiliates shall perform management services for the Company and its subsidiaries, including the SPVs, pursuant to a corporate services agreement (the Corporate Services Agreement). Any management services agreed to be performed by Amon or any of its Affiliates shall be rendered on terms similar to the Corporate Services Agreement but with logical adjustments.

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7.	The Group’s relationship with the Shareholders

7.1	Management services

7.1.1

The Group shall not independently or through third parties other than the Shareholders employ or contract for any personnel or management. The Group will not independently contract with third parties for the provision of management services. The Group will rely on its Shareholders and their Affiliates to provide the necessary roles and functions. Such services shall be provided under Corporate Service Agreements, pursuant to clause 6.

7.1.2

The Group and the Vessels will be managed through two phases: 1) the Construction Phase, from entering into the SBCs until start of the Yara TCs, and 2) the Operation Phase from the start of the Yara TCs and until the Group is sold or liquidated.

7.2	Phase 1: Construction

7.2.1

The Shareholders will form a joint project organization for the construction of the Vessels and the management of the SBCs, and each Shareholder shall designate the following resources to such organization:

(a)	NVGS: one executive committee member (part-time), one project manager (full-time) and one purchaser (part-time); and

(b)	Amon: one executive committee member (part-time), one deputy project manager (full-time) and one controller (part-time).

The Parties shall agree on which site supervision personnel to contract for the project, and when to mobilize them.

The Shareholders agree to review this organizational setup at least annually, and to adjust roles or resources as necessary to meet project needs.

7.2.2

Amon shall, on behalf of the Company, direct the process in respect of the ENOVA Grants towards ENOVA and other relevant Governmental Bodies, authorities or stakeholders with a view to obtain payment, and be responsible for the administration of all necessary formalities in in this respect. Amon shall keep the Company and NVGS duly apprised of the process in regular intervals and upon request. This will be part of the duties of the Amon personnel in the project organization.

7.2.3

Each Shareholder shall designate the personnel to be appointed by it no later than 10 days following the date of this Agreement, and each Shareholder shall be entitled to substitute any member of the project organization appointed by it by giving written notice to the other Shareholder.

7.3	Phase 2: Operation

7.3.1

NVGS shall be entitled to and responsible for providing the following services to and on behalf of the Group (including, to the extent relevant, in respect of the Vessels, SBCs and Yara TCs), whether directly or through an Affiliate:

(a)

corporate and financial services, including business management services such as control and all required reporting to the relevant Governmental Body, including in respect of tax, labour and the ENOVA Grants (except as set forth in clause 7.3.6);

(b)	commercial management and operations services;

(c)	full support and management of the negotiations of any contract for the chartering of any vessel (including the Yara TCs).

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7.3.2

As of the date hereof, the services set forth in clause 7.3.1(a)-(c) shall be provided in accordance with the terms of the Corporate Services Agreement, and Amon shall provide to NVGS (or its relevant Affiliate(s)) and/or the Group (as the case may be) such reasonable assistance as may be required in this respect.

7.3.3

NVGS will further be responsible for choosing a reputable technical management services provider for Vessel technical operations, which could be Navigator in-house management, or an third-party provider.

7.3.4

Without prejudice to clause 7.3.5, Amon shall be entitled to participate in the process outlined in clause 7.3.3 by providing considerations in respect of cost-competitiveness, safety and quality, as well as tendering an offer for services to the Group on behalf of Ula Ship Management for the consideration of NVGS (in its sole discretion).

7.3.5

NVGS shall act solely and independently in providing the services and making the decisions set forth in clauses 7.3.2 and 7.3.3 (it being understood that best efforts are to be used in ensuring that the Yara TCs are governed by English law), provided, however, that Amon, in addition to its rights as explicitly set forth in clause 7.3.4, shall be given reasonable opportunity to participate in the relevant processes as well as receiving such update and other information as may be reasonably requested by it from time to time.

7.3.6

Amon shall, on behalf of the Company, direct the process in respect of the ENOVA Grants towards ENOVA and other relevant Governmental Bodies, authorities or stakeholders with a view to obtain payment, and be responsible for the administration of all necessary formalities in in this respect. Amon shall keep the Company and NVGS duly apprised of the process in regular intervals and upon request. This shall be the main duty of Amon in the Operation Phase.

7.3.7

Subject to the Parties agreeing and entering into a service agreement, Amon will second personnel to NVGS and the Group as part of the operations phase of the Vessels following delivery under the respective Yara TCs. It is the joint intention of the Parties that such secondments, if applicable, will include personnel involved in the construction of the Vessels that may continue in logical roles in the operations phase.

7.3.8	All services to be provided by a Shareholder or its Affiliates to the Group shall be contracted in accordance with clause 6.

8.	The Board

8.1	General

The Company shall have a board of directors (the Board). The Board shall consist of three (3) directors, out of which NVGS shall be entitled to appoint two (2) directors (and a personal deputy director for such ordinary directors) and Amon one (1) director (and a personal deputy director for ordinary director). In addition, each Party shall be entitled to nominate one board observer who shall have a right to receive meeting materials and participate in board meetings, but without any voting rights. For as long as a Shareholder holds 10% or more of the Shares, it shall have the right to appoint one (1) director.

8.1.1

If as a result of directors appointed by the employees or for any other reason the composition of the Board provided for above should not result in the directors appointed by NVGS holding in the aggregate the majority of votes on the Board, the Shareholders shall make such adjustments to the composition of the Board provided for above, or take any such other actions, as are required to achieve the same result.

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8.1.2

The Shareholders’ right to nominate directors shall include the right to remove any such director so nominated and, upon his/her removal whether by a Shareholder or otherwise, to nominate new directors in his/her place.

8.1.3	The nomination of the directors shall be confirmed by the General Meeting, and each Shareholder shall vote in order to loyally implement such nomination.

8.1.4

Directors may only be removed or replaced by the Shareholder that nominated them. Each of the Shareholders can refuse an appointment of a director on reasonable grounds in which case the other Shareholder shall be entitled to nominate another director in the place of such refused director.

8.1.5	NVGS shall be entitled to appoint the chairperson of the Board. The chairperson shall not have a casting vote.

8.1.6

Board meetings shall be held as often as required by the circumstances or law and whenever required by a Shareholder or a director. Board meetings shall be convened with at least five (5) Business Days’ written notice (unless otherwise agreed by all Shareholders on a case-by-case basis), including an agenda of items to be discussed at such meeting. Each Shareholder shall have the right to submit agenda items to be discussed at each Board meeting at any time before two (2) Business Days prior to the meeting time stated in the written Board meeting notice.

8.1.7

The directors shall allow for flexible methods of conducting meetings and discussing/deciding on relevant matters, including by facilitating attendance by phone/videoconference or written resolutions/circulation of documents whenever deemed practical.

8.1.8	Directors who are nominated by Shareholders shall not be entitled to remuneration or claim expenses from the Company.

8.2	Voting rules

8.2.1

The Board is only quorate if (i) more than half of the directors are present and (ii) at least one (1) director appointed by each Shareholder pursuant to clause 8.10 is present. If a director in unable to attend, the personal deputy director shall be entitled to represent the absent director(s) at the meeting.

8.2.2	If a quorum is not present, the meeting shall be adjourned for no less than fourteen (14) days, and at that adjourned meeting then only quorum requirements pursuant to the Companies Act shall apply.

8.2.3

Each director shall have one (1) vote. A resolution shall require the resolution of a simple majority of the directors, unless such matter is a Reserved Matter, where a Reserved Resolution shall be required. For the avoidance of doubt, this entails that unless such matter is a Reserved Matter, the directors nominated by NVGS shall, on behalf of the Board, be entitled to direct, lead and make any decision it, in its reasonable opinion, considers necessary or advisable in connection with the negotiation or renegotiation (as applicable) of the Yara TCs, the SBCs and any other contracts of a similar nature.

8.2.4

Upon a Shareholder owning less than 10% of the Shares, the Reserved Matters shall lapse and a resolution on the matters set forth therein be subject to the simple majority vote of the Board or, as applicable, the vote of the General Meeting in accordance with Applicable Law.

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8.2.5	Each Shareholder undertakes to procure that its appointed director(s) vote at all Board meetings to give effect to the provisions of this Agreement.

9.	The General Meeting

9.1	General

9.1.1

The general meeting (the General Meeting) shall be the highest authority of the Company. The Shareholders are entitled to be present at the General Meeting in accordance with the rules of the Companies Act.

9.1.2

The General Meeting shall be convened with at least seven (7) days’ written notice, including an agenda of items to be discussed at such meeting. Each Shareholder shall have the right to submit agenda items to be discussed at each General Meeting at any time before two (2) Business Days prior to the meeting time stated in the written General Meeting notice.

9.1.3

The annual general meeting shall be held within the end of June each year. An extraordinary general meeting shall be held in accordance with the Companies Act and otherwise as provided for in this Agreement.

9.1.4	Notice of General Meeting may be sent by email.

9.1.5

Each Shareholder undertakes to vote at all General Meetings to give effect to the provisions of this Agreement, including as validly resolved by the Board in accordance with the terms of this Agreement.

9.1.6

The Shareholders shall jointly appoint the person opening and the person to preside over all General Meetings, and such persons shall not have a casting vote; provided that, if the Shareholders fail to agree on such person prior to ten (10) Business Days before such General Meeting(s), then the Shareholders shall promptly, and in good faith, appoint a professional designee that is neutral to the Shareholders.

9.2	Voting rules

9.2.1	Each Share shall have one vote at any General Meeting.

9.2.2

All matters to be resolved by the General Meeting, shall be subject to decision by the Board before submitted for approval by the General Meeting. The Shareholders undertake to vote on the General Meeting to implement the resolution of the Board.

10.	Subsidiaries

10.1	The board of directors of any Subsidiaries of the Company shall be comprised by the same directors as the Board.

10.2	Matters that would require a Reserved Resolution if made on the level of the Company shall be submitted to the Board of the Company for approval.

10.3

The Shareholders agree to take any and all actions necessary or advisable to cause the Subsidiaries to effect the decisions made by the Board and the General Meeting and to otherwise act in compliance with the provisions of this Agreement.

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11.	Deadlock

11.1	Notwithstanding anything to the contrary in this Agreement, a Deadlock may only be initiated by a Shareholder who holds at least 10% of the Shares in the Company at such time.

11.2

If the Board or the Shareholders, as the case may be, are unable to agree on any Reserved Matter within 20 (twenty) Business Days (such situation, a Deadlock), each Shareholder shall appoint a senior manager, and such senior managers shall immediately enter into good faith negotiations with a view to resolve the relevant Reserved Matter.

11.3

If a Deadlock is not resolved in accordance with clause 11.2 within ten (10) Business Days of the initiation of good faith negotiations, the matter(s) in dispute shall be deferred to resolution between the chief executive officers (or equivalent position, as applicable) of the Shareholders.

11.4

If the matter(s) in dispute is not resolved among the chief executive officers within ten (10) Business Days of the matter(s) being deferred to them, it shall be referred to an independent third-party expert for mediation, such third-party expert to be an experienced corporate lawyer that is a partner at a Norwegian tier-1 law-firm independent of the Parties (the Expert). If the Shareholders are unable to agree on the appointment of the Expert, the Expert shall be appointed by the chief justice of Oslo District Court (Nw: “sorenskriveren ved Oslo tingrett”).

11.5

If matter(s) is not resolved within 15 (fifteen) Business Days of the appointment of the Expert, either Shareholder may request that NVGS acquires Amon’s shares in the Company at Fair Market Value, such Fair Market Value to be determined by two experienced investment banks, being any two of: Deutsche Bank AG, ABN Amro Bank N.V., Skandinaviska Enskilda Banken AB and Fearnley Securities AS, or such other reputable, independent, first-class investment bank agreed by the shareholders (the Appraiser). If the Shareholders are unable to agree on the appointment of the Appraiser, the Appraiser shall be appointed by the Expert.

11.6

The Appraiser shall render its determination of the Fair Market Value of the Company within three (3) months of its appointment, and its determination shall be final and binding upon the Shareholders save in the event of manifest error.

11.7

NVGS shall be obliged to purchase, and Amon be obliged to sell, all of Amon’s Shares at the price determined by the Appraiser. Such sale and purchase shall be effected no later than 45 (forty-five) Business Days after receipt of the Appraiser’s determination and documented in a short form share purchase agreement containing fundamental warranties only.

12.	Governance and reporting

12.1	The auditor of the Company shall be independent certified public accountants and shall be one of the following:

(a)	PwC

(b)	Deloitte;

(c)	KPMG;

(d)	EY;

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(e)	Mazars; and

(f)	BDO.

12.2	As of the date of this Agreement, the Company has no auditor.

12.3	The Company shall as a minimum implement the governance controls and compliance regime currently in place for NVGS as might be required.

12.4	The Company shall adopt the Calendar Year as its Fiscal Year.

12.5	The Company shall prepare and provide the Shareholders on a timely basis with the following information, in each case following the end of the relevant period:

(a)	annual budget within ten (10) Business Days of the approval thereof and any amendment thereto within ten (10) Business Days of the approval of any such amendment;

(b)

audited annual consolidated financial statements consisting of a profit and loss statement, a balance sheet, changes in Shareholders’ capital and a statement of cash flows shall be prepared in accordance with GAAP or the local statutory accounting framework, as required, and delivered to each Shareholder within 120 (one hundred and twenty) calendar days after the end of the Fiscal Year being audited;

(c)

after delivery of each Vessel under the SBCs or such other time as the Parties may agree in writing, unaudited quarterly consolidated financial statements with respect to the prior calendar quarter consisting of a profit and loss statement, a balance sheet, changes in Shareholders’ capital, and a statement of cash flows shall be prepared in accordance with GAAP or the local statutory accounting framework, as required, except for any normal year-end adjustments and the absence of notes and footnotes, and shall be delivered to each Shareholder within 30 (thirty) calendar days after the end of such Calendar Quarter;

(d)

copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company or its Subsidiaries shall be delivered to each Shareholder as soon as practical;

(e)	copies of all material filings, disclosures or reports submitted to any Governmental Body affecting the Company or its Subsidiaries which shall be delivered to each Shareholder as soon as practical;

(f)

if applicable, a quarterly report summarizing all outstanding claims related to any litigation, arbitration, administrative proceeding or other dispute and any settlement or result of any litigation, arbitration, administrative proceeding or other dispute entered into or relating to the Company or its Subsidiaries that occurred during the prior Calendar Quarter affecting the Company or its Subsidiaries;

(g)	any other information in relation to the Group reasonably required by the Shareholders to comply with its statutory, regulatory or other external reporting obligations; and

(h)	any other information reasonably required by the Shareholders.

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12.6

For both financial and tax reporting purposes and for purposes of determining net profits and net losses, the books and records of the Company shall be kept utilizing the accrual method of accounting, in accordance with GAAP (for financial accounting purposes) and the terms of this Agreement (for tax reporting purposes), shall reflect all Company transactions and shall be appropriate and adequate for the business.

12.7

At all times during the term of this Agreement, the Company shall keep (or cause to be kept) true and complete books and records of accounts, taxes, financial information and all other matters reasonably pertaining to the business of the Company. Such books shall reflect all Company transactions in accordance with GAAP or in accordance with any Applicable Law if the law requires a particular set of books of account to reflect a different methodology. Subject to the confidentiality provisions of this Agreement, the Shareholders shall have the right to, from time to time, consult with the independent accountants of the Company regarding operating and financial matters and visit and inspect the assets. The Shareholders shall have reasonable access to the facilities of the Company and its Subsidiaries.

12.8

Additionally, the Company shall provide to NVGS reasonable access to the data and financial information of the Company as NVGS may require in order to obtain or develop financial information and other disclosures required by NVGS to comply with its public reporting obligations under the United States’ Securities Act of 1933, as amended (the Securities Act), and the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations of the United States Securities and Exchange Commission (the SEC) promulgated thereunder, including but not limited to the requirements of Form F-3, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X, Section 14(a) and any related interpretive guidance promulgated by the SEC, including in connection with any report required to be filed under the Exchange Act or, if applicable, in any proxy statement required to be furnished to NVGS’ shareholders (each, an Exchange Act Report) or any registration statement (including any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof) or any private placement offering memorandum or supplement in respect thereof (each a Registration Statement & Prospectus or Offering Memorandum), it being understood that such reporting obligations are the sole obligation of NVGS. Each of the Company and their respective officers, employees and agents shall:

(a)

provide reasonable cooperation in connection with the preparation of each Exchange Act Report and Registration Statement & Prospectus or Offering Memorandum, including providing reasonable access to auditors, employees, books and records, and any financial data reasonably requested by NVGS in connection therewith, but solely to the extent that any such information and/or cooperation is (x) reasonably necessary to include in an Exchange Act Report or Registration Statement & Prospectus or Offering Memorandum and (y) reasonably obtainable by the Company and/or its Affiliates; and

(b)

use commercially reasonable efforts to cause its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to NVGS with respect to financial information for time periods before the date of this Agreement relating to the Company included as part of such documents.

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13.	Transfer of Shares

13.1	General restrictions

13.1.1

No Shareholder may transfer any of its Shares in the Company (including, without limitation, any sale, assignment, or other disposition, directly or indirectly, of all or any part of its Shares or any mortgage, lien, pledge, charge or other encumbrance of or upon any of its Shares) without the prior written consent of the other Shareholder unless expressly permitted by this Agreement; provided, however, that a Shareholder, in its own discretion, shall be permitted to place or allow a lien, pledge, charge or other encumbrance on its rights to distributions from the Company.

13.1.2

No transfer or attempt to transfer any Shares or other securities of the Company in violation of this clause 13 shall be effective or valid for any purpose, and any such attempted transfer shall be deemed to be null and void ab initio.

13.1.3

Both Shareholders agree to pledge their respective Shares in the Company, if and when required by respective lenders, for the purpose of providing security in connection with the Company’s external financing arrangements.

13.2	Transfers to Affiliates

13.2.1

Each Shareholder shall be entitled to transfer at any time all (but not some only) of its Shares to a Controlled Affiliate. The transferring Shareholder shall remain responsible for all obligations under this Agreement together with such Controlled Affiliate, and such Shareholder shall remain jointly and severally liable with the transferee Controlled Affiliate for any liability incurred by any of them in relation to this Agreement or the Shares.

13.2.2

Should any transferee cease to be a Controlled Affiliate of the relevant former Shareholder, the relevant former Shareholder shall procure that the Shares held by such Affiliate are immediately transferred back to it or one of its Controlled Affiliates.

13.2.3	Any transfer of Shares to a Controlled Affiliate pursuant to this clause 13.2 shall be subject to the relevant Affiliate(s) accession to this Agreement.

14.	Undertakings

14.1	Change of Control

14.1.1

No Shareholder shall be the subject of a Change of Control without the prior written consent of the other Shareholder, such consent not to be unreasonably withheld (it being acknowledged and agreed that the refusal of granting consent to a Change of Control involving any competitor or party violating or having been in violation of any sanctions, AML and/or ABC legislation shall always be considered reasonable).

14.1.2

If a Change of Control is effected in violation of clause 14.1.1, the other Shareholder shall (at its option, which may also not be used) be entitled to terminate this Agreement and (i) require the liquidation of the Company and the proceeds of such liquidation distributed as set forth in clause 18 below, (ii) divest its Shares to the Shareholder in breach at a price equal to 125% of Fair Market Value or (iii) acquire the Shares of the Shareholder in breach at a price equal to 75% of Fair Market Value. Clause 16.3 shall apply mutatis mutandis to any sale of Shares pursuant to this clause14.1.2.

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14.2	Sanctions

Each Shareholder represents and warrants that, both at the date of this Agreement and throughout the duration of this Agreement:

(a)

neither itself nor any legal person Controlled by it or its or their Affiliates is a Sanctioned Person, nor is any legal Person directly or indirectly Controlling and/or Owning a Shareholder a Sanctioned Person; and

(b)

neither itself nor any of the legal person Controlled by it or its or their Affiliates is otherwise subject to any Sanctions & Export Controls, nor is any legal Person directly or indirectly Controlling and/or Owning a Shareholder subject to such Sanctions & Exports Controls, that would prohibit or otherwise restrict the other Shareholder or the Group from performing any obligation or receiving any benefit or right within the Agreement or any agreement or activity arising therefrom or related thereto or to maintain any relationship with any such party or such Affiliate; and

(c)

neither it, nor any legal Person Controlled by it, their Affiliates and any legal Person directly or indirectly Controlling and/or Owning a Shareholder have not involved, and shall not involve, any Sanctioned Person or engage in any activity or transaction that would cause the other Shareholders or the Company to be in violation of Sanctions & Export Controls.

14.3	Anti-bribery, corruption and compliance

14.3.1

Each Shareholder represents and warrants at the date of this Agreement and throughout the term of this Agreement, that, for the purposes of this Agreement, neither itself nor any of its Affiliates or any legal Person directly or indirectly Controlling such Shareholder:

(a)	has violated any Anti-Corruption Law or received a notification from a Governmental Body alleging a violation or requesting information regarding a violation of an Anti-Corruption Law;

(b)

has offered, given, received, promised or authorised the giving of anything of value to any Government Official or any other Person, while knowing or having reason to know that all or a portion of such money or item of value may be for the purpose of:

(c)

has improperly influenced any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function or do any act in violation of such Person’s lawful duty;

(d)

has induced such Person to use such Person’s influence with any Government Official to affect or influence any act or decision of such Government Official or assist it in obtaining or retaining business for, with, or directing business to, any Person unlawfully;

(e)	has bribed, provided a kickback or other illegal payment to assist it in obtaining or retaining business for, with, or directing business to, any Person; and

(f)

will engage in any activity, practice or conduct which would constitute an offence under the U.S. Foreign Corrupt Practices Act of 1977 (as amended), or the U.K. Bribery Act 2010 (or which could constitute such an offence if the same had occurred in the United States of America or the United Kingdom, respectively) or any other Anti-Corruption Law or other Applicable Laws, statutes, regulations or codes relating to anti-bribery and anti-corruption, in relation to the Group, including, without limitation, under Norwegian law.

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14.3.2	Each Shareholder further represents and warrants that:

(a)

all payments and transactions made under or in connection with this Agreement or the Group are solely intended as legitimate, business-related compensation expressly provided for in this Agreement or related agreements;

(b)	neither it nor any of its Affiliates or any legal Person Controlling it shall use any part of any payment for any purpose prohibited under this clause 14.3;

(c)

it and any of the legal persons Controlled by it, its and their Affiliates and any legal Person Controlling it shall not interact, either in person or writing or via any other medium, with any senior Government Official on behalf of the other Shareholders or the Group unless prior approved in writing by and/or accompanied by a manager appointed by the other Shareholder;

(d)

none of the legal persons Controlled by it or its or their Affiliates or any legal Person directly or indirectly Controlling it who are directly or indirectly associated with the Company is a Government Official;

(e)

it has and will maintain in place, adequate procedures designed to prevent its Affiliates from undertaking any conduct that would give rise to an offence under Section 7 of the U.K. Bribery Act 2010 or the U.S. Foreign Corrupt Practices Act 1977 or any other applicable Anti-Corruption Law or other Applicable Law, statutes, regulations or codes relating to anti-bribery and anti-corruption;

(f)

from time to time, at the reasonable request of the other Shareholder, it will confirm in writing that it has complied with its undertakings under this clause 14.3 and will provide any information reasonably requested by the other Shareholder in support of such compliance; and

(g)

it shall promptly notify the other Shareholder if, at any time during the term of this Agreement, its circumstances, knowledge or awareness changes such that it would not be in compliance with the representations and warranties under this clause 14.3.

14.3.3

Each Shareholder represents and warrants that in the performance of this Agreement, it and all of the legal persons Controlled by it and its and their directors or officers as well as the legal Person Controlling it will comply in all material respects with all Applicable Law, rules, regulations or similar instruments relating to competition law.

14.3.4

Notwithstanding, any other provision of this Agreement, each Shareholder shall not be obliged to do, or omit to do, any act which would, in its reasonable opinion, put it in breach of any of the representations and warranties under this clause 14.3.

14.4	Tonnage Tax Regime

14.4.1

The Shareholders agree to work in good faith and with the intention of ensuring that the Company qualifies for, and enters into, the Norwegian tonnage tax regime, subject to feasibility, legal and tax advice, and any necessary approvals.

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14.5	Breach of undertakings

If a Shareholder breaches any of its obligations or representations under clauses 14.2 or 14.3, the other Shareholder may issue a written notice to the breaching Shareholder detailing any such breach and requesting further information. Within five (5) Business Days following the breaching Shareholder’s receipt of such notice, the Shareholders shall, in good faith, negotiate and agree upon a suitable remedy to the actual or potential breach. If they fail to find a suitable remedy within the above-stated time (or such other time as may be agreed in writing by the Shareholders), a material breach of this Agreement shall be deemed to have occurred in relation to the breaching Shareholder and the Shareholders shall follow the procedure set out in clause 16 of this Agreement.

15.	Exit

15.1	IPO

15.1.1

At any time after the fifth anniversary of the date hereof, each Shareholder shall, by giving written notice to the other Shareholder, be entitled to initiate an exit of the Shareholders’ investment in the Group through an IPO.

15.1.2

If a Shareholder initiates an IPO, the Shareholders will negotiate in good faith the appointment of advisers, roadshows, pricing, sell-down levels and other practicalities required for effecting the IPO at the highest possible valuation so to maximize the Shareholders’ return on their investment in the Group.

15.1.3	No IPO initiated under this clause 15.1 shall proceed unless the Shareholders mutually agree on the following matters:

(a)	whether the offering is affected as a primary offering, a secondary offering, or a combined primary and secondary offering;

(b)	minimum pricing/proceeds to be achieved (or alternatively a minimum valuation of the Company); and

(c)	the jurisdiction in which to conduct such offering (the Offering Jurisdiction) and the securities exchange in such Offering Jurisdiction (the Securities Exchange).

15.1.4	In the event an IPO is agreed in accordance with clause 15.1.3:

(a)

the Shareholders shall cause the Company and the Board of the Company to take all steps reasonably necessary, appropriate or desirable to effect the relevant offering and to expediate or facilitate the disposition of all securities included as part of the IPO, including cooperation in the preparation of any offering document, providing access to the books and records of the Company, the auditors and management, and participation of senior management in the review of such offering documents, delivery of customary officer’s certificates, roadshows and other marketing efforts, and each Shareholder shall fully cooperate with the Company and provide such information as may reasonably be requested by the Company or the managing underwriter to effect such IPO;

(b)

if the Shareholders are to retain an interest in the Company following the IPO, each Shareholder shall subscribe for its proportional participation in the relevant listed securities in such structure (whether by way of repurchase or redemption and exchange of each Shareholder’s existing Shares or otherwise, but in any event for no further consideration); and

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(c)

the Shareholders undertake to amend, supplement or otherwise modify this Agreement as may be necessary to comply with the Applicable Law of any Offering Jurisdiction and the rules of the relevant Securities Exchange in connection with an IPO.

15.2	Sale

15.2.1

At any time after the fifth anniversary of the date of delivery under the Yara TC applicable to the Vessel first delivered, and provided that an IPO has not been initiated pursuant to clause 15.1.1, each Shareholder shall be entitled to initiate an exit of the Shareholders’ investment in the Group through a Sale.

15.2.2

The Shareholder wishing to initiate a Sale (the Selling Shareholder) shall give written notice to the other Shareholder (the Sales Notice), such Sales Notice to (i) state the Selling Shareholder’s wish to initiate a Sale and (ii) specify a price and other main terms and conditions on which the Selling Shareholder is willing to sell its Shares.

15.2.3

In lieu of a Sale, the other Shareholder shall be entitled to acquire all (but not some) of the Selling Shareholder’s Shares on the terms set out in the Sales Notice by giving written notice of such to the Selling Shareholder no later than 30 (thirty) Business Days after its receipt of the Sales Notice (the Exercise Notice).

15.2.4

If an Exercise Notice is served, the acquisition of the Selling Shareholder’s Shares shall be effected at the price and other main terms and conditions set forth in the Sales Notice, no later than 15 (fifteen) Business Days after the Selling Shareholder’s receipt of the Exercise Notice.

15.2.5

If no Exercise Notice is served, the Shareholders shall negotiate in good faith on the appointment of advisers, the structuring of the Sale and other practicalities required for effecting the Sale at the highest possible valuation so to maximize the Shareholders’ return on their investment in the Group. If the Shareholders are unable to agree on the appointment of advisors within 15 (fifteen) Business Days, the structuring of the Sale etc., the Selling Shareholder shall be entitled to proceed with the appointment of advisors on behalf of the Company.

15.2.6

If the Company receives an offer for the acquisition of the Shares or all or substantially all of the assets of the Group at a price and on main terms exceeding those set out in the Sales Notice, the Shareholders undertake to take all actions to consummate the Sale.

15.2.7

If the Company receives an offer for the acquisition of the Shares or all or substantially all of the assets of the Group at a price and on main terms lower than those set out in the Sales Notice, the Shareholders may, but have no obligation to, agree to complete the Sale.

15.2.8

If no Sale is completed on the basis of the Sales Notice, a Shareholder may only trigger a new Sales Notice following the expiry of a notice period of 12 months from the issuance of the previous Sales Notice.

15.2.9

Upon completion of a Sale, the Company is to be liquidated and its proceeds distributed between the Shareholders in accordance with clause 18 and the Selling Shareholder be considering the initiating Shareholder for the purposes of clause 18.1.1.

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16.	Default

16.1

In the event that a Shareholder breaches its obligations under this Agreement, the other Shareholder may require that the breaching Shareholder remedies such breach within thirty (30) Business Days after delivery of notice to the breaching Shareholder and/or compensates the other Shareholder for any reasonably foreseeable loss, damage, cost or expense suffered by it or the Group as a result of the breach. Any payment of compensation shall not exempt the breaching Shareholder from its obligation to remedy the breach.

16.2

In the event that a Shareholder commits a material breach of its obligations under this Agreement and fails to remedy the matter within thirty (30) Business Days after delivery of notice to the breaching Shareholder (without prejudice to the specificity of clause 14.5), the other Shareholder shall (at its option, which may also not be used) be entitled to terminate this Agreement and (i) require the liquidation of the Company and the proceeds of such liquidation distributed as set forth in clause 18 below, (ii) divest its Shares to the Shareholder in breach at a price equal to 125% of Fair Market Value or (iii) acquire the Shares of the Shareholder in breach at a price equal to 75% of Fair Market Value. A breach of the undertakings set forth in clauses 4.4.5, 14.2 and 14.3 shall (unless remedied) always be deemed a material breach of this Agreement.

16.3	Any transfer of Shares pursuant to clause 16.2 shall be on the following terms:

(a)

the Shares shall be sold free from all encumbrances of any nature attaching to them, and shall include all rights to any dividends or other distributions declared, paid or made after the date the option to sell or acquire the Shares, as applicable, in accordance with clause 16.2 was exercised;

(b)

save in the event of a breach of clause 16.3(a), the transferring Shareholder shall have no liability towards the acquiring Shareholder in relation to the transfer of the Shares, and the provisions of the Norwegian Sale of Goods Act (including § 19) relating to liability for default (Nw: “mangel”) shall not apply;

(c)	the transfer of the Shares shall take place against simultaneous payment of the purchase price; and

(d)	each Shareholder shall do all such other things and execute all other documents as the other Shareholder may reasonably required to give effect to the sale and purchase of the Shares.

17.	Termination

17.1	This Agreement shall continue in full force and effect from the date hereof and until the earlier of:

(a)	termination of this Agreement by mutual agreement of each Shareholder;

(b)	termination of this Agreement by a Shareholder in accordance with clause 16.2;

(c)

a Shareholder giving written notice of termination of this Agreement to the other Shareholder upon such other Shareholder becoming, or it becoming apparent that such Shareholder will become, insolvent; and

27 (35)

(d)	a Shareholder giving written notice of termination of this Agreement at any time after the tenth anniversary of the date hereof.

17.2

If no Yara TC has been entered into by 16 July 2025, NVGS shall be entitled to (i) terminate this Agreement by giving written notice to Amon (such notice to be provided no later than 16 July 2025) and (ii) require the Company to be liquidated in accordance with clause 18.

17.3

If this Agreement is terminated in accordance with clauses 17.1(a) through 17.1(c) or 17.2, the notice of termination shall also serve as notice for the Company to be liquidated in accordance with clause 18.

17.4	With respect to a Shareholder disposing of all its Shares in compliance with this Agreement, the Agreement shall terminate for such Shareholder when such disposal has been completed.

17.5

Clauses 13.2, 18, and 19 shall survive any termination of this Agreement. The termination of this Agreement shall not release a Shareholder from any obligation or liability incurred by it by reason of breach of its obligations under this Agreement prior to such termination.

18.	Liquidation

18.1	General

18.1.1

In the event of liquidation of the Company, all of the assets of the Group are to be disposed of and the Shareholder initiating the liquidation proceedings in accordance with this Agreement shall be entitled to head, direct and control such proceedings, provided, however, that if the Company is to be liquidated following the mutual written agreement of the Shareholders, NVGS shall always be entitled to act in such capacity.

18.1.2

The Shareholder entitled to head, direct and control the liquidation proceedings shall ensure that the proceeds from such proceedings are maximised and subsequently distributed among the Shareholders in accordance with clause 18.2.

18.1.3	The Shareholders shall procure that all outstanding shareholder loans (inclusive of accrued interest) shall be settled prior to any distribution being effected pursuant to clause 18.2.

18.2	Distribution of liquidation proceeds

18.2.1

If the Company is to be liquidated (i) following the mutual written agreement of the Shareholders or (ii) in accordance with clause 15.2.9, 16.2 or 17.3, the proceeds from such liquidation shall be distributed between the Shareholders pro-rata to their holdings of Shares upon the time of such mutual agreement.

18.2.2

If the Company is to be liquidated in accordance with clause 14.1.2, the Shareholder entitled to initiate the liquidation proceedings shall receive proceedings equalling 130% of its pro-rata share of the aggregate amount of such proceeds, calculated on the basis of its holding of Shares at the time of liquidation.

18.2.3

If the Company is to be liquidated in accordance with clause 17.2, NVGS shall receive all proceeds from such liquidation up to an amount equalling its aggregate equity funding (including, for the avoidance of doubt, any such funding provided under the Investment Agreement, this Agreement or otherwise) at the time of liquidation, and any amounts in excess of such equity funding provided by NVGS shall be distributed to Amon.

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19.	Non-solicitation

19.1

For the duration of the Agreement, no Shareholder shall, and shall cause their respective Affiliates to not, solicit or otherwise entice away any director, employee, customer or supplier of the Group, or directors and employees which have been seconded to the Group by the other Shareholder and its respective Affiliates.

19.2	The restrictions in clause 19.1 shall not apply to bona fide public solicitations of employment, whether through the use of advertising in public space or independent employment agencies.

20.	Miscellaneous

20.1	Confidentiality

Clause 10.1 of the Investment Agreement shall apply mutatis mutandis to this Agreement.

20.2	Public announcements

The Parties hereby agree that no press releases or other public or official announcements will, in any circumstances other than required by Applicable Law, the SEC or any relevant securities exchange, be made with respect to the execution and delivery of this Agreement or any other matters set out herein unless mutually discussed and agreed upon in writing by the Parties (the agreement of each Party not to be unreasonably withheld).

20.3	Severability

If any one or more of the provisions contained in this Agreement shall be held invalid, illegal, or unenforceable in any respect in any competent jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

20.4	Entire agreement; amendments

20.4.1

This Agreement and the Investment Agreement constitutes the entire agreement among the Parties and shall supersede all previous expectations, understandings, communications, representations, and agreements whether verbal or written among the Parties with respect to the subject matter hereof.

20.4.2	This Agreement shall not be amended, supplemented, or otherwise modified except by written agreement of the Parties.

20.5	No right of rescission, termination, or reversal

Except as provided for in clause 17, neither of the Parties will have any right to rescind, terminate or otherwise require the reversal of any transaction contemplated hereby after the execution of this Agreement.

20.6	Notices

Unless otherwise specified herein, any notice required to be given hereunder by any Party shall be deemed to have been given if mailed by prepaid registered mail, sent by facsimile, email, or delivered to the address of the other Parties as hereinafter set forth:

If to Amon:	Amon Gas Holding AS
Attention: André Risholm
Storgata 27,
3210 Sandefjord, Norway
Email: ar@amonmaritime.no

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With a copy to:	Advokatfirmaet Thommessen AS
Attention: Mads Haavardsholm
Ruseløkkveien 38
0251 Oslo, Norway
Email: mha@thommessen.no

If to NVGS:	Attention: General Counsel
c/o NGT Services (UK) Ltd.
Verde, 10 Bressenden Place
London, SW1E 5DH, United Kingdom
Email: legal.notices@navigatorgas.com

With a copy to:	Advokatfirmaet BAHR AS
Attention: Anne Dahl Frisak
Tjuvholmen allé 16
0252 Oslo, Norway
Email: andfr@bahr.no

If to the Company:	Navigator Amon Shipping AS
Attention: André Risholm
Storgata 27,
3210 Sandefjord, Norway
Email: ar@amonmaritime.no

And

NGT Services (UK) Ltd.
Attention: General Counsel
Verde, 10 Bressenden Place
London, SW1E 5DH, United Kingdom
Email: legal.notices@navigatorgas.com

20.7	Expenses

The Parties shall cover their respective expenses in connection with this Agreement, including professional fees and costs of attorneys, accountants, brokers, and advisors.

20.8	Assignment

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party.

20.9	Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

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20.10	Governing law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Norway. No rule of Norwegian law which would result in the application of foreign law on this Agreement shall be applied.

20.11	Dispute resolution

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or invalidity thereof, shall be settled by arbitration in Oslo in accordance with the Norwegian Arbitration Act 2004 nr. 25. The dispute, the arbitration proceedings and the arbitral award shall be confidential.

* * *

[ signature page to follow ]

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[ signature page ]

* * *

For and on behalf of Amon	For and on behalf of NVGS

By: ________________________________________	By: ________________________________________
Name:	Name:
Capacity:	Capacity:

For and on behalf of the Company

By: ________________________________________
Name:
Capacity:

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SCHEDULE 1.9 - BY-LAWS

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Selskapets vedtekter

§ 1

Selskapets navn skal være Amon Shipholding AS.

§ 2

Selskapets formål er å drive utenriks rederivirksomhet og alt som står i forbindelse med dette,

herunder å eie aksjer og andeler i selskaper som driver tilsvarende eller beslektet virksomhet

§ 3

Selskapets aksjekapital skal være NOK 90 000 fordelt på 3 000 ordinære aksjer à NOK 30.

SCHEDULE 1.46 - RESERVED MATTERS

1.	Material changes of the corporate purposes or general nature of the Group’s business;

2.	the appointment of the Company’s auditor;

3.	any change in Company’s accounting principles;

4.	any transfer or encumbrance of material assets;

5.	acquisitions and/or disposals outside the ordinary course of business;

6.	the entry into of any agreements between Company and the Shareholders or their respective Affiliates;

7.	any termination, or entering into, of a material agreement, including any management agreement with third parties;

8.	any investments not included in agreed budgets or not related to the ownership and operation of the Vessels;

9.	the entry into of any material loan agreement;

10.	any change to the Company’s By-Laws (except for permitted capital contributions under this Agreement and/or Emergency Funding);

11.	in respect of the Yara TCs, the decision on the contract length and hire rate;

12.

in respect of any time charter party or similar contractual arrangements in respect of the Vessels or any other vessel owned or operated by the Group other than the Yara TCs, any decision involving the entry into of such definitive agreements with a duration of two (2) years or more;

13.	approval of the annual operating budgets for each Vessel;

14.

any change to the Company’s share capital, including issuance of shares, granting of options, warrants or other instruments which are convertible into shares (except for required capital contributions under this Agreement and/or Emergency Funding);

15.	any resolution or petition regarding the liquidation, dissolution or winding up of the Company (except when effected in accordance with this Agreement); and

16.	the declaration of distributions to the shareholders deviating from the Dividend Policy.

34 (35)

SCHEDULE 4.2.1 - PROJECTED SBC CONTRIBUTION

35 (35)

Pre-transaction
					Comment
Valuation			USD/NOK	10	FX as of 19.06.2025

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	3,000	1,667	5,000,000	100.0%
NVGS				0.0%

Total	3,000		5,000,000	100%

Equity raise - tranche 1

Shareholder	Shares	Price per share [USD]	Value [USD]		Comment
New shares AM	2,400	1,667	4,000,000
New shares NVGS	8,520	1,667	14,200,000

	10,920		18,200,000		1st instalment 2x vessels + WC

Post-transaction - tranche 1

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	5,400	1,667	9,000,000	38.8%
NVGS	8,520	1,667	14,200,000	61.2%

Total	13,920		23,200,000	100%

Equity raise - tranche 2

Shareholder	Shares	Price per share [USD]	Value [USD]		Comment
New shares AM	0	1,667	0
New shares NVGS	3,480	1,667	5,800,000

	3,480		5,800,000		2nd instalment 2x vessels

Post-transaction - tranche 2

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	5,400	1,667	9,000,000	31.0%
NVGS	12,000	1,667	20,000,000	69.0%

Total	17,400		29,000,000	100%

Equity raise - tranche 3

Shareholder	Shares	Price per share [USD]	Value [USD]		Comment
New shares AM	0	1,667	0
New shares NVGS	9,000	1,667	15,000,000

	9,000		15,000,000		3rd instalment 2x vessels

Post-transaction - tranche 3

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	5,400	1,667	9,000,000	20.5%
NVGS	21,000	1,667	35,000,000	79.5%

Total	26,400		44,000,000	100%

Total paid-in capital - all tranches

Sum			39,000,000

Additional contributions
As per SHA

Schedule 1.32: Leakage Statement

[To be addressed per clause 10.6]

[=Place] [=date]

LEAKAGE STATEMENT

Reference is made to the investment agreement dated [date] 2025 (the Agreement) entered into between the Existing Shareholder (as defined therein) and the Investor (as defined therein).

Capitalised terms used herein shall have the same meaning as in the Agreement.

We hereby give you notice that the following actions constituting Leakage have been carried out or will be carried out:

Action:	Amount:

Total amount:

[Alternatively: We hereby give you notice that no action constituting Leakage has been carried out or will be carried out.]

Yours sincerely,

for and on behalf of the Existing Shareholder

______________________________

28 (29)

Schedule 2.1.1(b): Investment and Share Issues calculation

29 (29)

Pre-transaction
					Comment
Valuation			USD/NOK	10	FX as of 19.06.2025

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	3,000	1,667	5,000,000	100.0%
NVGS				0.0%

Total	3,000		5,000,000	100%

Equity raise - tranche 1

Shareholder	Shares	Price per share [USD]	Value [USD]		Comment
New shares AM	2,400	1,667	4,000,000
New shares NVGS	8,520	1,667	14,200,000

	10,920		18,200,000		1st instalment 2x vessels + WC

Post-transaction - tranche 1

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	5,400	1,667	9,000,000	38.8%
NVGS	8,520	1,667	14,200,000	61.2%

Total	13,920		23,200,000	100%

Equity raise - tranche 2

Shareholder	Shares	Price per share [USD]	Value [USD]		Comment
New shares AM	0	1,667	0
New shares NVGS	3,480	1,667	5,800,000

	3,480		5,800,000		2nd instalment 2x vessels

Post-transaction - tranche 2

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	5,400	1,667	9,000,000	31.0%
NVGS	12,000	1,667	20,000,000	69.0%

Total	17,400		29,000,000	100%

Equity raise - tranche 3

Shareholder	Shares	Price per share [USD]	Value [USD]		Comment
New shares AM	0	1,667	0
New shares NVGS	9,000	1,667	15,000,000

	9,000		15,000,000		3rd instalment 2x vessels

Post-transaction - tranche 3

Shareholder	Shares	Price per share [USD]	Value [USD]	Ownership [%]	Comment
AM	5,400	1,667	9,000,000	20.5%
NVGS	21,000	1,667	35,000,000	79.5%

Total	26,400		44,000,000	100%

Total paid-in capital - all tranches

Sum			39,000,000

Additional contributions
As per SHA